Exhibit 10.2
AMENDED AND RESTATED CREDIT AGREEMENT dated as of May 14, 2010 among
SARATOGA RESOURCES, INC., as Borrower, the Guarantors, and WAYZATA INVESTMENT PARTNERS LLC, individually and as Administrative Agent, and
THE LENDERS FROM TIME TO TIME PARTY HERETO WAYZATA INVESTMENT PARTNERS LLC, as Lead Arranger and Sole Book Runner

[SIGNATURE PAGE TO SARATOGA RESOURCES, INC. AMENDED AND RESTATED CREDIT AGREEMENT]

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS	1

1.1	Definitions	1
1.2	Accounting Terms and Determinations; Changes in Accounting	19
1.3	References	20

ARTICLE II	TERMS OF FACILITIES	20

2.1	Continuation of Loans	20
2.2	[Reserved]	20
2.3	[Reserved]	20
2.4	Repayment of Loans; Evidence of Debt	20
2.5	Interest Rate	21
2.6	[Reserved]	21
2.7	[Reserved]	21
2.8	Maturity of Loans	21

ARTICLE III	GENERAL PROVISIONS	21

3.1	General Provisions as to Payments and Loans	21
3.2	Computation of Interest	22
3.3	Default Interest	22
3.4	Repayments and Prepayments; Application	22
3.5	Limitation Period	23
3.6	Telephone Notices	23

ARTICLE IV	COLLATERAL	23

4.1	Security	23
4.2	Financing Statements	25
4.3	Covenants Relating to Certain Collateral	25

ARTICLE V	CONDITIONS PRECEDENT	26

5.1	Conditions Precedent	26

ARTICLE VI	REPRESENTATIONS AND WARRANTIES OF THE LOAN PARTIES	27

6.1	Existence and Power	27
6.2	Corporate and Governmental Authorization; Contravention	27
6.3	Binding Effect	27
6.4	Subsidiaries	27
6.5	Disclosure	28
6.6	Financial Information	28
6.7	Litigation	28
6.8	ERISA Plans	28
6.9	Taxes and Filing of Tax Returns	28
6.10	Title to Properties; Liens; Environmental Liability	29
6.11	Business; Compliance	29
6.12	Licenses, Permits, Etc	29
6.13	Compliance with Law	30
6.14	Investment Company Act	30
6.15	Refunds; Certain Contracts	30
6.16	Deposit Accounts; Securities Accounts	30
6.17	No Default	30
6.18	Mortgaged Property	30
6.19	[Reserved]	31
6.20	Call on Production	31
6.21	Payment of Royalties	31
6.22	Wells	31
6.23	Leases	31
6.24	Accounts Payable	31
6.25	Farm-out Agreements	31

ARTICLE VII	COVENANTS	31

7.1	Use of Proceeds	31
7.2	Financial Statements; Reserve Reports; Compliance Certificates; Certain Notice; Additional Information	32
7.3	Inspection of Properties and Books	35
7.4	Maintenance of Security; Insurance; Operating Accounts; Transfer Orders	36
7.5	Payment of Taxes and Claims	37
7.6	Payment of Debt; Additional Debt; Payment of Accounts	37
7.7	Negative Pledge	37
7.8	Loans and Advances to Others; Investments; Restricted Payments	38
7.9	Consolidation, Merger, Maintenance, Change of Control; Disposition of Property; Restrictive Agreements; Hedging Agreements; Modification of Organizational Documents	38
7.10	Primary Business; Location of Borrower’s Office; Ownership of Assets	39
7.11	Operation of Properties and Equipment; Compliance with and Maintenance of Contracts; Duties as Non-Operator	39
7.12	Transactions with Affiliates	40
7.13	Plans	40
7.14	Compliance with Laws and Documents	40
7.15	Certain Financial Covenants	40
7.16	Tax Shelter	42
7.17	Additional Documents; Quantity of Documents; Title Data; Additional Information	42
7.18	Subsidiaries	43
7.19	Mortgaged Property	43
7.20	Farm-out Agreements	44
7.21	Exceptions to Covenants	44

ARTICLE VIII	DEFAULTS; REMEDIES	44

8.1	Events of Default; Acceleration of Maturity	44
8.2	Suits for Enforcement	46
8.3	Remedies Cumulative	46
8.4	Remedies Not Waived	46

ARTICLE IX	GUARANTEE	47

9.1	Guarantee	47
9.2	No Subrogation	47
9.3	Amendments, etc. with respect to the Obligations	48
9.4	Guarantees Absolute and Unconditional	48
9.5	Reinstatement	48
9.6	Additional Guarantors	49

ARTICLE X	MISCELLANEOUS	49

10.1	Amendments and Waivers	49
10.2	Compliance with Laws	49
10.3	INDEMNITY	50
10.4	Expenses	51
10.5	Survival	51
10.6	Applicable Law; Venue; Waiver of Jury Trial	51
10.7	Invalid Provisions, Severability	52
10.8	ENVIRONMENTAL INDEMNIFICATION	53
10.9	Communications Via Internet	53
10.10	USA Patriot Act Notice Public Material	54
10.11	EXCULPATION PROVISIONS	54
10.12	Increased Cost and Reduced Return	55
10.13	Taxes	56
10.14	Collateral Matters; Hedging Agreements	57
10.15	Intercreditor Agreement; Loan Documents	58
10.16	Arranger and other Agents	58
10.17	Ratification of Loan Documents	58

ARTICLE XI	AGENTS	58

11.1	Appointment	58
11.2	Powers of the Agents	58
11.3	General Immunity	58
11.4	No Responsibility for Loans, Recitals, etc	59
11.5	Action on Instructions of Lenders	59
11.6	Employment of Agents and Counsel	59
11.7	Reliance on Documents, Counsel	59
11.8	Reimbursement and Indemnification of Agents	59
11.9	Rights as a Lender	59
11.10	Lender Credit Decision	60
11.11	Successor Agent	60
11.12	Applicable Parties	60

ARTICLE XII	SET-OFF; RATABLE TREATMENTS	60

12.1	Set-off	60
12.2	Ratable Treatments; Adjustments	61

ARTICLE XIII	BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS	61

13.1	Successors and Assigns	61
13.2	Participations; Voting Rights; Set-offs by Participants	62
13.3	Assignments	62
13.4	Dissemination of Information	63
13.5	Tax Treatment	63
13.6	Disclosure of Information	63

iii

ARTICLE XIV	NOTICES	64

14.1	Notices	64
14.2	Change of Address	64

ARTICLE XV	COUNTERPARTS	64

15.1	Counterparts	64
15.2	ENTIRE AGREEMENT	64

iv

ANNEXES; SCHEDULES; EXHIBITS

Schedule 1	-	Loans; Percentage Share
Schedule 1.1	-	Existing Hedges
Schedule 1.3	-	Hydrocarbon Purchasers
Schedule 5.1.18	-	Exceptions to Representations and Warranties
Schedule 6.4	-	Subsidiaries
Schedule 6.7	-	Litigation
Schedule 6.9	-	Outstanding Taxes
Schedule 6.10	-	Oil and Gas Properties
Schedule 6.16	-	Deposit Accounts; Securities Accounts
Schedule 6.18	-	Royalties and Severance Taxes
Schedule 6.22	-	Wells
Schedule 6.23	-	Leases
Schedule 6.24	-	Accounts Payable
Schedule 6.26	-	Farm-out Agreements
Schedule 7.4	-	Insurance

Exhibit A	-	Form of Assignment and Assumption
Exhibit B	-	Form of Compliance Certificate
Exhibit C	-	Form of New Warrant
Exhibit D	-	[RESERVED]
Exhibit E	-	Form of Assumption Agreement
Exhibit F	-	Form of Note
Exhibit G	-	Form of Mortgage
Exhibit H	-	Form of Pledge Agreement
Exhibit I	-	Form of Security Agreement
Exhibit J	-	[RESERVED]
Exhibit K	-	[RESERVED]
Exhibit L	-	Form of Deposit Account Control Agreement
Exhibit M	-	Form of Amendment to Mortgage

i

AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT is entered into as of May 14, 2010, by and among SARATOGA RESOURCES, INC., a Texas corporation, as the Borrower, the Guarantors (as herein defined), the Lenders from time to time party hereto, and WAYZATA INVESTMENT PARTNERS LLC, a Delaware limited liability company, as Administrative Agent.  Certain terms used herein are defined in Section 1.1

RECITALS:

WHEREAS, the Borrower, the Guarantors, the Lenders and the Administrative Agent entered into that certain Credit Agreement dated as of July 14, 2008 (the “Existing Credit Agreement”), pursuant to which the Lenders made term loans to the Borrower in the original principal amount of $97,500,000.  As of the Effective Date, the total amount owing from the Borrower to the Administrative Agent and the Lenders, inclusive of interest and expenses, under the Existing Credit Agreement is $127,500,000 (the “Existing Debt”).

WHEREAS, the Borrower and the Guarantors filed voluntary petitions for relief under Chapter 11, Title 11, United States Code, on March 31, 2009, in the United States Bankruptcy Court for the Western District of Louisiana, which cases are being jointly administered under Case No. 09-50397 (the “Chapter 11 Case”).

WHEREAS, the Borrower and the Guarantors have filed the Third Amended Plan of Reorganization as Jointly Proposed by the Debtors, Macquarie Americas Corp., and the Official Committee of Equity Security Holders (as Modified as of March 31, 2010) (as such plan may be modified or amended from time to time, the “Plan of Reorganization”) in the Chapter 11 Case pursuant to which, among other things, the Existing Debt will be ratified, modified and continued as the Loans under this Agreement.

WHEREAS, the parties desire to amend and restate the Existing Credit Agreement in its entirety in order to reflect the foregoing arrangements.

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree to amend and restate the Existing Credit Agreement in its entirety as follows:

ARTICLE I

DEFINITIONS

1.1

Definitions.  The following terms, as used herein, have the following meanings:

“Acceptable Commodity Hedging Agreements” means Commodity Hedging Agreements meeting all the following criteria:

(i)

The notional quantity of Crude Oil and Natural Gas subject to Commodity Hedging Agreements by the Borrower and its Subsidiaries, at the time of entering into such Commodity Hedging Agreements, shall not be, without the prior written approval of the Required Lenders, greater than 60% of the projected monthly production of Crude Oil or greater than 60% of the projected monthly production of Natural Gas (as applicable) for a period not exceeding the Final Maturity Date from the Proved Developed Producing Oil and Gas Properties of the Borrower and its Subsidiaries as determined by the Administrative Agent based on the most recent Reserve Report;

(ii)

Any counterparty must be an Approved Counterparty;

(iii)

The Commodity Hedging Agreement shall not contain any anti-assignment provisions restricting the Borrower or its Subsidiaries or if such Commodity Hedging Agreement contains anti-assignment provisions which cannot be removed, such provisions shall be modified to read substantially as follows:  “The interest and obligations arising from this agreement are non-transferable and non-assignable, except that [name of Person] may assign and grant a security interest in its rights and interests hereunder to a contractual collateral agent for itself and certain other lenders (collectively, “Lenders”) as security for present and future obligations of [name of Person] to the Lenders.  Until hedge provider is notified in writing by such collateral agent, to pay to such collateral agent, amounts due [name of Person] hereunder, hedge provider may continue to make such payments to [name of Person].”;

(iv)

The Administrative Agent shall have received for the benefit of the Lenders first and prior perfected security interests (subject only to Liens securing the Debt under the Revolving Credit Facility) pursuant to security agreements in form and substance reasonably satisfactory to the Administrative Agent in the right, title and interest of such Person in and to the Commodity Hedging Agreements of such Person;

(v)

Neither the Borrower nor any of its Subsidiaries will sell any calls other than calls corresponding to an existing permitted collar already executed or being executed in conjunction with such purchased call;

(vi)

The Commodity Hedging Agreement is entered into in the ordinary course of business for the purpose of protecting against fluctuations in commodity prices or commodity basis risk and not for purposes of speculation; and

(vii)

The Commodity Hedging Agreement shall be unsecured (except to the extent permitted under clause (n)(i) of the definition of “Permitted Liens”).

“Accounts” means, with respect to any Person, all of such Person’s accounts, as such term is defined in the UCC.

“Act” is defined in Section 10.10.

“Administrative Agent” means Wayzata Investment Partners LLC, in its capacity as contractual representative of the Lenders pursuant to Article XI, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article XI.

“Administrative Questionnaire” means, with respect to each Lender, an administrative detail reply form, if any, prepared by the Administrative Agent and completed and submitted by such Lender to the Administrative Agent.

“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person.  Without limiting the previous sentence, the term “Affiliate” also includes any Affiliate as defined under the Revolving Credit Agreement.

“Agents” means the Administrative Agent and any other “agent” appointed under the Loan Documents.

“Agreement” or “Credit Agreement” means this Amended and Restated Credit Agreement, as the same may hereafter be amended, restated, amended and restated, supplemented or modified from time to time.

“Annualized EBITDA” means (a) for the quarter ending June 30, 2010, the product of 4 times the Borrower’s EBITDA for the three months ending June 30, 2010, (b) for the quarter ending September  30, 2010, the product of 2 times the Borrower’s EBITDA for the six months ending September  30, 2010, (c) for the quarter ending December 31, 2010, the product of 4/3 times the Borrower’s EBITDA for the nine months ending December 31, 2010, and (d) for any quarter ending thereafter, the Borrower’s EBITDA for the twelve month period ending on the last day of such quarter.

“Applicable Rate” means 11.25% per annum.

“Approved Counterparties” means (a) any of JPMorgan Chase Bank, N.A., Wells Fargo Bank, N.A., Goldman Sachs & Co. and any of their respective Affiliates, provided, that, at the time of entering into any Hedging Agreement such person has a credit rating of “A3” or higher from Moody’s or “A-” or higher from S&P, or (b) a Revolving Credit Lender or an Affiliate of a Revolving Credit Lender.

“Approved Engineer” means Collarini & Associates, or any other independent petroleum engineer mutually satisfactory to the Administrative Agent and the Borrower.

“Approved Fund” means any Person (other than a natural Person) that (a) is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business, and (b) is administered or managed by a Lender, an Affiliate of a Lender or a Person or an Affiliate of a Person that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 13.3), and accepted by the Administrative Agent, in substantially the form attached hereto as Exhibit A or any other form approved by the Administrative Agent.

“Assumption Agreement” means an Assumption Agreement, substantially in the form attached hereto as Exhibit E, executed by a Responsible Representative of the newly formed Subsidiary and furnished to the Administrative Agent from time to time in accordance with Section 7.18.2.

“Authorized Officer” means a Responsible Representative and any other Person designated and properly authorized to request Loans.

“Benefited Lender” is defined in Section 12.2.3.

“Borrower” means Saratoga Resources, Inc., a Texas corporation.

“Borrower Materials” is defined in Section 10.10.

“Budget” means for any period (a) a cash flow statement for the Borrower and its Subsidiaries describing the projected cash flow for such period on a month-by-month basis, including all line item categories, line item and cumulative amounts, details and a statement of underlying assumptions and estimates comparable in scope to that contained in the cash flow projections delivered to the Administrative Agent under the Existing Credit Agreement and (b) a development plan for such period identifying the projected capital expenditures on a project-by-project basis.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York, New York, are authorized or required by law to remain closed.

“Capital Expenditures” means, as of any date for the applicable period then ended, all capital expenditures of any Person for such period, as determined in accordance with GAAP.

“Capitalized Lease Liabilities” means, with respect to any Person, all monetary obligations of such Person and its Subsidiaries under any leasing or similar arrangement which have been (or, in accordance with GAAP, should be) classified as capitalized leases, and for purposes of each Loan Document the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a premium or a penalty.

“Change of Control Event” means the occurrence of one or more of the following events:

(a)

Any direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one transaction or a series of related transactions, of all or substantially all of the properties or assets of the Borrower (determined on a consolidated basis for the Borrower and its Subsidiaries) to any Person or group of related Persons for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (a “Group”);

(b)

The Borrower consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Borrower, in any such event pursuant to a transaction in which any outstanding Equity Interests of the Borrower or such other Person are converted into or exchanged for cash, securities or other property, other than any such transaction where the Equity Interests of the Borrower outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, Equity Interests of the surviving or transferee Person that represent a majority of the total voting power of the outstanding Equity Interests of such surviving or transferee Person (immediately after giving effect to such transaction);

(c)

the approval of the holders of Equity Interests of the Borrower of any plan or proposal for the liquidation, winding up or dissolution of the Borrower;

(d)

the consummation of any transaction (including any merger or consolidation) the result of which is that any Person or Group, other than any Permitted Holder, is or becomes the beneficial owner, directly or indirectly, in the aggregate of more than 40% of the total voting power of the Equity Interests of the Borrower; or

(e)

individuals who on the date hereof constituted the board of directors of the Borrower (together with any new directors whose election by such board of directors or whose nomination for election by the stockholders of the Borrower was approved pursuant to a vote of a majority of the directors then still in office who were either directors on the date hereof or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors then in office.

“Claims” is defined in Section 10.8.

“Collateral” means the Property pledged to the Administrative Agent or to the Administrative Agent for the benefit of the Administrative Agent and the Lenders (or to the Lenders directly) as security for the Loans and the other Obligations.

“Collateral Value” means, with respect to any Oil and Gas Property, the positive dollar amount which such Oil and Gas Property contributed to the most recently determined Borrowing Base (as defined in the Revolving Credit Agreement).

“Commodity Hedging Agreements” means any swap agreement, cap, floor, collar, exchange transaction, forward agreement, or other exchange or protection agreement relating to Hydrocarbons or any option with respect to any such transaction, including any derivative financial instruments.

“Compliance Certificate” means a certificate, substantially in the form attached hereto as Exhibit B, executed by a Responsible Representative of the Borrower and furnished to the Administrative Agent for the benefit of the Lenders from time to time in accordance with Section 7.2.

“Confirmation Order” has the meaning given to such term in Section 5.1.1.

“Consolidated Subsidiaries” means as to the Borrower at any date, each Guarantor and any other Subsidiary of the Borrower, the accounts of which would be consolidated with those of the Borrower in its consolidated financial statements if such statements were prepared as of such date.

“Contingent Liability” means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the Debt of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the Equity Interests of any other Person.  The amount of any Person’s obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount of the debt, obligation or other liability guaranteed thereby.

“Control,” “Controlling” and “Controlled by” mean the ability (directly or indirectly through one or more intermediaries) to direct or cause the direction of the management or affairs of a Person, whether through the ownership of voting interests, by contract or otherwise.

“Controlled Group” means all members of a controlled group of Persons and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Internal Revenue Code of 1986, as amended.

“Covered Properties” is defined in Section 7.2.2(e).

“Crude Oil” means all crude oil, condensate and other liquid hydrocarbon substances.

“Current Assets” of any Person means, at any date, the current assets of the Borrower and its Consolidated Subsidiaries.  For the avoidance of doubt, Current Assets shall exclude any non-cash amounts (and deferred taxes relating thereto) arising from marked to market adjustments under Hedging Agreements as a result of the application of GAAP.

“Current Liabilities” of any Person means, at any date, the current liabilities of the Borrower and its Consolidated Subsidiaries, excluding (a) the current portion of the loans and letters of credit outstanding under the Revolving Credit Agreement, the Loans hereunder, and Plan of Reorganization Debt, and (b) for the fiscal quarters beginning April 1, 2010 and July 1, 2010, liabilities for restructuring expenses not to exceed $4,000,000 in the aggregate associated with the Chapter 11 Case.  For the avoidance of doubt, Current Liabilities shall exclude any non-cash amounts (and deferred taxes relating thereto) arising from marked to market adjustments under Hedging Agreements as a result of the application of GAAP.

“Debt” of any Person means at any date, without duplication:

(a)

all obligations of such Person for borrowed money, including, without limitation, (i) the obligations of such Person for money borrowed by a partnership of which such Person is a general partner, (ii) obligations, whether or not assumed, which are secured in whole or in part by the Property of such Person or payable out of the proceeds or production from Property of such Person, and (iii) any obligations of such Person in respect of letters of credit and repurchase agreements;

(b)

all obligations of such Person evidenced by notes, debentures, bonds or similar instruments;

(c)

all obligations of such Person to pay the deferred purchase price of Property or services (except trade accounts arising in the ordinary course of business if interest is not paid or accrued thereon by such Person) including obligations to pay for goods and services whether or not received or utilized, provided that the obligation of such Person to pay under property earn-in agreements shall not constitute Debt except to the extent such property is so earned;

(d)

all Capitalized Lease Liabilities;

(e)

all liabilities which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet and are payable more than one year from the date of creation or incurrence thereof;

(f)

all net obligations of such Person under Hedging Agreements;

(g)

all Guarantees by such Person of obligations of another Person;

(h)

obligations of such Person arising under Synthetic Leases;

(i)

all Contingent Liabilities of such Person; and

(j)

all obligations referred to in clauses (a) through (i) of this definition of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) a Lien upon property owned by such Person.

“Default” means the occurrence of an Event of Default or any event which with notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” is defined in Section 3.3.

“Deposit Account” has the meaning ascribed to it in the UCC.

“Deposit Account Control Agreement” means a Deposit Account Control Agreement, dated as of or prior to the Effective Date or otherwise delivered pursuant to the Loan Documents, between the Administrative Agent, the Revolving Credit Agent, the Borrower and each Guarantor, as applicable, and the applicable depository bank, substantially in the form of Exhibit L or such other form as the depository bank may require and acceptable to Administrative Agent in its reasonable discretion, and covering the Deposit Accounts (other than the Site Specific Trust Accounts) and Securities Accounts described on Schedule 6.16, as amended, restated, restated and amended, supplemented or otherwise modified from time to time in accordance with the Loan Documents.  The term “Deposit Account Control Agreements” shall include each and every Deposit Account Control Agreement executed and delivered pursuant to the Loan Documents.

“Development Program Expenditures” of any Person means, as of any date of determination during the applicable fiscal year, expenditures for the development of the Loan Parties’ and their respective Subsidiaries’ Leases and Wells of the nature requiring an authorization for such expenditure, including all Capital Expenditures and all other development expenses made by such Person during such fiscal year.

“Dollars” and “$” mean dollars in lawful currency of the United States of America.

“EBITDA” means, for any applicable period and with the respect to the Borrower and its Consolidated Subsidiaries, the sum of (a) Net Income, plus (b) to the extent deducted in determining Net Income, the sum of (i) amounts attributable to amortization, depletion and depreciation of assets, (ii) income tax expense, and (iii) Interest Expense for such period; provided, that for the quarters ending June 30, 2010 and September 30, 2010 only, an add back for restructuring expenses associated with the Chapter 11 Case not to exceed $4,000,000 in the aggregate will be permitted.

“Effective Date” means the date on which the conditions specified in Section 5.1 are satisfied (or waived in accordance with Section 10.1).

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; or (d) a Person which is consented to as an Eligible Assignee by Administrative Agent.

“Environmental Laws” means (a) the following federal laws as they may be cited, referenced, and amended from time to time:  the Clean Air Act, the Clean Water Act, the Safe Drinking Water Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Endangered Species Act, the Resource Conservation and Recovery Act, the Hazardous Materials Transportation Act, the Superfund Amendments and Reauthorization Act, the Occupational Safety and Health Act, and the Toxic Substances Control Act; (b) any and all equivalent environmental statutes of any state in which Property of the Borrower or any of its Subsidiaries is situated, as they may be cited, referenced, and amended from time to time; (c) any rules or regulations promulgated under or adopted pursuant to the above federal and state laws; and (d) any other equivalent federal, state, or local statute or any requirement, rule, regulation, code, ordinance, or order adopted pursuant thereto, including, without limitation, those relating to the generation, transportation, treatment, storage, recycling, disposal, handling, or release of Hazardous Substances.

“Environmental Liability” means any claim, demand, obligation, cause of action, accusation, allegation, order, violation, damage, injury, judgment, liability, responsibility, suit, loss, penalty or fine, cost of enforcement, cost of remedial action or any other cost or expense whatsoever, including reasonable attorneys’ fees and disbursements, resulting from the violation or alleged violation of any Environmental Law or the imposition of any Environmental Lien.

“Environmental Lien” means a Lien in favor of a Governmental Authority or other Person (a) for any liability under an Environmental Law or (b) for damages arising from or costs incurred by such Governmental Authority or other Person in response to a release or threatened release of hazardous or toxic waste, substance or constituent into the environment.

“Equity Interests” means, with respect to any Person, ownership and other equity interests in such Person and rights to convert into ownership or other equity interests in such Person or to otherwise acquire ownership or other equity interests in such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, together with all presently effective and future regulations issued pursuant thereto.

“ERISA Affiliate” means the Borrower, the Guarantors, any other Subsidiaries of the Borrower, and any other member of the Controlled Group.

“Event of Default” has the meaning stated in Section 8.1 hereof.

“Excess Cash Flow” means, for the Borrower and its Subsidiaries determined on a consolidated basis for any fiscal year beginning with the year in which the Plan of Reorganization Debt (other than Debt to holders of Allowed Claims in Class 7 (as those terms are defined in the Plan of Reorganization) pursuant to the terms of the Plan of Reorganization) is paid in full, (a) EBITDA for such fiscal year minus (b) the sum of (i) Interest Expense for such fiscal year, (ii) prepayments or repayments made in such fiscal year of Loans, Plan of Reorganization Debt, and, to the extent of a permanent reduction of the commitments in respect thereof, loans under the Revolving Credit Agreement, (iii) Taxes paid in cash during such fiscal year and (iv) Development Program Expenditures made during such fiscal year in accordance with Section 7.15.5.

“Existing Credit Agreement” has the meaning given to such term in the Recitals.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Final Maturity Date” or “Final Maturity” means April 30, 2012, or such earlier date on which the maturity of the Loans is accelerated.

“Financial Forecast” means a cash flow sources and uses forecast for the then calendar year, and the immediately succeeding calendar year, substantially in the form of the forecast prepared by the Borrower and delivered to the Administrative Agent on or about the date hereof.

“GAAP” means those generally accepted accounting principles and practices which are recognized as such by the American Institute of Certified Public Accountants acting through its Accounting Principles Board or by the Financial Accounting Standards Board or through other appropriate boards or committees thereof.  Any accounting principle or practice required to be changed by the Accounting Principles Board or Financial Accounting Standards Board (or other appropriate board or committee of such Boards) in order to continue as a generally accepted accounting principle or practice may be so changed.  In the event of a change in GAAP, the Loan Documents shall continue to be construed in accordance with GAAP as in existence on the date hereof.

“General Intangibles” means, with respect to any Person, all of such Person’s general intangibles, as such term is defined in the UCC.

“Governmental Authority” means any nation, country, commonwealth, territory, government, state, county, parish, municipality, or other political subdivision and any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government.

“Guarantee” or “guaranty” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing or in effect guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, to make reimbursement in connection with any letter of credit or to maintain financial statement conditions, by “comfort letter” or other similar undertaking of support or otherwise) or (b) entered into for the purpose of assuring in any other manner the payment of such Debt or other obligation or to protect the obligee against loss in respect thereof (in whole or in part).  The term “Guarantee” or “guaranty” includes the pledging or other encumbrance of assets by a Person to secure the obligations of another Person and restrictions or limitations on a Person or its assets agreed to in connection with the obligations of another Person, but does not include endorsements for collection or deposit in the ordinary course of business; and “Guaranteed” or “guarantied” by a Person means the act or condition of providing a Guarantee by such Person or permitting a Guarantee of such Person to exist.

“Guarantors” means each of: HOG, THG, Lobo Operating and Lobo Resources or any other Subsidiary of the Borrower which complies with the requirements of Section 7.18.2.

“Hazardous Substances” means (a) any “hazardous substance,” as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”); (b) any “hazardous waste,” as defined by the Resource Conservation and Recovery Act, as amended; (c) any petroleum or petroleum product (including Hydrocarbons); or (d) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any applicable Environmental Law, including any applicable Environmental Law relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, all as amended or hereafter amended.

“Hedge Termination Value” means, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a) preceding, the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined by the counterparties to such Hedging Agreements in accordance therewith.

“Hedging Agreement” means a Commodity Hedging Agreement or an agreement for a Rate Management Transaction.

“Highest Lawful Rate” means, as to any Lender, the maximum non-usurious interest rate, if any (or, if the context so requires, an amount calculated at such rate), that at any time or from time to time may be contracted for, taken, reserved, charged, or received by such Lender under applicable laws with respect to an obligation, as such laws are presently in effect or, to the extent allowed by applicable law, as such laws may hereafter be in effect and which allow a higher maximum non-usurious interest rate than such laws now allow.

“HOG” means Harvest Oil & Gas, LLC, a Louisiana limited liability company.

“Hydrocarbons” means all Crude Oil and Natural Gas.

“Hydrocarbon Purchasers” means all Persons, including those Persons listed on Schedule 1.3 or otherwise approved in writing by the Administrative Agent, who purchase Hydrocarbons attributable or allocable to the Mortgaged Properties.

“Indemnified Parties” has the meaning given such term in Section 10.8.

“Initial Reserve Report” means the Society of Petroleum Engineers-case reserve report concerning Oil and Gas Properties of the Loan Parties prepared by the Approved Engineer as of January 1, 2010.

“Insolvency Proceeding” of any Person means application (whether voluntary or instituted by another Person) for or the consent to the appointment of a receiver, trustee, conservator, custodian, or liquidator of such Person or of all or a substantial part of the Property of such Person, or the filing of a petition (whether voluntary or instituted by another Person) commencing a case under Title 11 of the United States Code, seeking liquidation, reorganization, or rearrangement or taking advantage of any bankruptcy, insolvency, debtor’s relief, or other similar law of the United States, the State of New York, or any other jurisdiction.

“Intercreditor Agreement” means that certain Intercreditor Agreement dated as of July 14, 2008, by and among the Borrower, each Guarantor, the Administrative Agent on behalf of the Lenders and Revolving Credit Agent on behalf of the Revolving Credit Lenders, as amended, restated, amended and restated, supplemented or otherwise modified from time to time by the parties thereto.

“Interest Expense” means, for any applicable period, the aggregate cash interest expense accrued (net of interest income accrued during such period of the Borrower and its Subsidiaries) of the Borrower and its Subsidiaries for such applicable period, including the portion of any payments made in respect of Capitalized Lease Liabilities allocable to interest expense.

“Interest Payment Date” means the last day of each calendar month; provided that interest accrued on Loans or other monetary Obligations after the date such amount is due and payable (whether on the Final Maturity Date, upon acceleration or otherwise) shall be payable upon demand.

“Inventory” means, with respect to any Person, all of such Person’s inventory, as such term is defined in the UCC, in all of its forms, and wherever located, together with all accessions or additions thereto and products thereof.

“Investment” means, as to any Person, the acquisition or holding of any stock, bond, note, or other evidence of Debt, partnership interest or any other Security (other than current trade and customer accounts) of another Person.  For the avoidance of doubt, automatic investments by a depository bank in overnight investment accounts shall not be deemed to be an “Investment” for purposes of this Agreement.

“Lease” or “Leases” means, whether one or more, (a) those certain oil and gas leases described or referred to in Schedule 6.10 hereto, and any other interests in such or any other oil and gas leases, whether now owned or hereafter acquired by Borrower, any Guarantor or any of their Subsidiaries, and any extension, renewals, corrections, modifications, elections or amendments (such as those relating to unitization) of any such lease or leases, or (b) other oil, gas and/or mineral leases or other interests pertaining to the Oil and Gas Properties of the Borrower or any of its Subsidiaries, whether now owned or later acquired, which may now and hereafter be made subject to the lien of any of the Security Documents and any extension, renewals, corrections, modifications, elections or amendments (such as those relating to unitization) of any such lease or leases.

“Lenders” means the financial institutions listed on the signature pages of this Agreement and their respective successors and permitted assigns.

“Lending Installation” means, with respect to a Lender or the Administrative Agent, the office, branch, subsidiary or affiliate of such Lender or the Administrative Agent listed on the signature pages hereof or on a Schedule or otherwise selected by such Lender or the Administrative Agent pursuant to the provisions hereof.

“Lien” means, as to any Property of any Person, (a) any mortgage, deed of trust, lien, pledge, hypothecation, or security interest in, on or of such Property, or any other charge or encumbrance on any such asset to secure Debt or liabilities, but excluding any right to netting or set-off, (b) the interest of a vendor under any conditional sale agreement or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such Property, (c) any lien deemed to be associated with Capitalized Lease Liabilities, and (d) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

“Limitation Period” means, with respect to any Lender, any period while any amount remains owing on any Obligation payable to such Lender when interest on such amount, calculated at the applicable interest rate plus any fees or other sums payable to such Lender under any Loan Document and deemed to be interest under applicable law, would exceed the amount of interest which would accrue at the Highest Lawful Rate.

“Loan” means, with respect to a Lender, that portion of the Existing Debt which is owing by the Borrower to such Lender and is being ratified, modified and continued hereunder, and “Loans” means the Existing Debt owing by the Borrower to all Lenders and being ratified, modified and continued hereunder.

“Loan Documents” means, collectively, this Agreement, any Notes, the Intercreditor Agreement, each Security Document, and each other agreement, certificate, document or instrument delivered in connection with any Loan Document, whether or not specifically mentioned herein or therein.

“Loan Parties” means the Borrower and the Guarantors.

“Lobo Operating” means Lobo Operating, Inc., a Texas corporation.

“Lobo Resources” means Lobo Resources, Inc., a Texas corporation.

“Margin Regulations” means Regulations T, U and X of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Material Adverse Effect” means for the Borrower and its Subsidiaries, with the exception of the Chapter 11 Case, any material adverse effect on (a) the business, operations, properties, results of operations, condition (financial or otherwise), or prospects of the Borrower, the Guarantors and their Subsidiaries, taken as a whole, (b) the Borrower's, or any Guarantor's ability to pay any of the Obligations as and when due, (c) the Collateral or the priority or enforceability of the Liens securing the Obligations hereunder, (d) the ability of the Borrower, any Guarantor or any of their Subsidiaries to perform any of its obligations under any Loan Documents, or (e) the rights and remedies of or benefits available under any Loan Document.

“Material Agreement” means, with respect to any Person, any written or oral agreement, contract, commitment, or understanding to which such Person is a party, by which such Person is directly or indirectly bound, or to which any Property of such Person may be subject, which is material to the business or operations of such Person and is not cancelable by such Person upon notice of 90 days or less without (a) liability for further payment in excess of $500,000 or (b) forfeiture of Property having an aggregate value in excess of $500,000.

“Material Debt” means, as to any Person, Debt (other than the Obligations hereunder) of such Person aggregating in excess of $500,000.  For purposes of determining Material Debt, the “principal amount” of the obligations of the Borrower and its Subsidiaries in respect of any Hedging Agreement at any time shall be the Hedge Termination Value.

“Mortgaged Property” and “Mortgaged Properties” mean any Oil and Gas Property with respect to which a Lien is granted pursuant to a Mortgage in favor of the Lenders (or in favor of the Administrative Agent for the benefit of the Lenders).

“Mortgages” means (a) any Act of Mortgage, Assignment of Production and As-Extracted Collateral, Security Agreement and Financing Statement (i) dated as of July 14, 2008 or (ii) otherwise delivered pursuant to the Loan Documents, in substantially the form of Exhibit G, executed and delivered by Borrower, any Subsidiary or any other appropriate Person, pursuant to which the Administrative Agent is granted a Lien on the collateral for the benefit of the Lenders, or (b) any Deed of Trust, Mortgage, Assignment of Production, Security Agreement and Financing Statement (i) dated as of July 14, 2008 or (ii) otherwise delivered pursuant to the Loan Documents, in substantially the form of Exhibit G, (appropriately modified for the state in which the deed of trust properties are located), executed and delivered by Borrower, any Subsidiary or any other appropriate Person, pursuant to which the Administrative Agent is granted a Lien on the collateral for the benefit of the Lenders, as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement and the other Loan Documents.  The term “Mortgage” shall include each mortgage supplement after execution and delivery of such mortgage supplement.  The term “Mortgages” shall include each and every Mortgage executed and delivered by each of Borrower, any Guarantor and any of their Subsidiaries.

“Multiemployer Plan” means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which more than one employer is obligated to make contributions and which is subject to Title IV of ERISA.

“Natural Gas” means all natural gas, and any natural gas liquids and all products recovered in the processing of natural gas (other than condensate) including, without limitation, natural gasoline, casinghead gas, iso butane, normal butane, propane and ethane (including such methane allowable in commercial ethane) produced from or attributable to Oil and Gas Properties.

“Net Income” means, for any period, the aggregate of all amounts that would be included as net income (or loss) on the consolidated financial statements of the Borrower and its Subsidiaries for such period, but shall exclude effects on net income attributable to any current non-cash income or expense (including in respect of Hedging Agreements) described in or calculated pursuant to the requirements of applicable Statements of Financial Accounting Standards, as amended (provided that, for the avoidance of doubt, the calculation of Net Income shall include any income or expense in respect of the termination of any Hedging Agreement).

“Net Revenue Interest” means, with respect to any Oil and Gas Property, the decimal or percentage share of Hydrocarbons produced and saved from or allocable to such Oil and Gas Property, after deduction of royalty interests and other burdens on or paid out of such production.

“New Warrant” means that certain Warrant to Purchase Common Shares of Saratoga Resources, Inc. dated as of the date hereof in favor of Wayzata Investment Partners LLC, the form of which is attached hereto as Exhibit C.

“Note” means a promissory note issued pursuant hereto in substantially the form attached hereto as Exhibit F, duly executed by the Borrower and payable to the order of a Lender, including any amendment, modification, renewal or replacement of such promissory note.

“Notes” means each Note issued pursuant to this Agreement.

“Obligations” means, without duplication, (a) all Debt evidenced hereunder, (b) the obligation of the Borrower and any of its Subsidiaries for the payment of the fees payable hereunder or under the other Loan Documents, (c) all other obligations and liabilities of the Borrower and any of its Subsidiaries to any Lender or Affiliate of a Lender relating to Hedging Agreements whether or not such Person is a Lender at the time of entering into the Hedging Agreements or remains a Lender hereunder, and (d) all other obligations and liabilities (monetary or otherwise, whether absolute or contingent, matured or unmatured) of the Borrower and any of its Subsidiaries to the Administrative Agent and the Lenders arising out of or in connection with any Loan Document, and to the extent that any of the foregoing includes or refers to the payment of amounts deemed or constituting interest, only so much thereof as shall have accrued, been earned and which remains unpaid at each relevant time of determination (including interest accruing (or which would have accrued) during the pendency of any proceeding of the type described in Sections 8.1.4 or 8.1.5 whether or not allowed in such proceeding).

“Officer’s Certificate” means a certificate signed by a Responsible Representative.

“Oil and Gas Properties” means fee, leasehold, or other interests in or under mineral estates or oil, gas, and other liquid or gaseous hydrocarbon leases with respect to Properties situated in the United States or offshore from any State of the United States, including, without limitation, overriding royalty and royalty interests, leasehold estate interests, net profits interests, production payment interests, and mineral fee interests, together with contracts executed in connection therewith and all tenements, hereditaments, appurtenances and Properties appertaining, belonging, affixed, or incidental thereto.

“Participants” has the meaning given such term in Section 13.2.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Percentage Share” means, relative to any Lender, the percentage set forth opposite its name on Schedule 1 hereto under the “Percentage Share” column or set forth in a Assignment and Assumption Agreement under the “Percentage Share” column, as such percentage may be adjusted from time to time pursuant to Assignment and Assumption Agreements executed by such Lender and its Assignee Lender and delivered pursuant to Section 13.3.

“Permitted Debt” means

(a)

the Obligations;

(b)

(i) accounts payable described on Schedule 6.24, provided that the same are paid in accordance with Section 7.6.3 of this Agreement, (ii) accounts payable incurred in the ordinary course of business, which are outstanding and unpaid less than 60 days beyond the invoice date therefor or (iii) accounts payable incurred in the ordinary course of business which are being contested in good faith and as to which such reserve as is required by GAAP has been made and on which interest charges are not paid or accrued by any Loan Party or any of their respective Subsidiaries, in the case of clauses (b)(i) through (b)(iii), subject to no Liens except those described in clauses (c) and (d) of the definition of “Permitted Liens”;

(c)

Debt arising under Acceptable Commodity Hedging Agreements;

(d)

income and other taxes payable that are not overdue or are being contested in good faith and as to which reserves have been made in accordance with GAAP;

(e)

accrued abandonment and remediation liabilities;

(f)

Debt in the form of royalties, overriding royalties, working interest expenses and other liabilities, each in the ordinary course of the oil and gas business that are due to non-Affiliates of the Borrower and, which, in the case of royalties and overriding royalties, are in existence as of the Effective Date or as otherwise approved by the Required Lenders;

(g)

Debt related to the Revolving Credit Facility in an aggregate principal amount not to exceed at any one time $20,000,000 and Plan of Reorganization Debt not to exceed $6,000,000 at any time;

(h)

Debt (i) evidencing the deferred purchase price of newly acquired property or incurred to finance the acquisition of equipment of the Borrower and its Subsidiaries (pursuant to purchase money mortgages or otherwise, whether owed to the seller or a third party) used in the ordinary course of business of the Borrower and its Subsidiaries (provided that such Debt is incurred within 60 days of the acquisition of such property) and (ii) in respect of Capitalized Lease Liabilities; provided that the aggregate amount of all Debt outstanding pursuant to this clause (h) shall not at any time exceed $500,000;

(i)

Debt of any Person that becomes a Subsidiary after the Effective Date; provided that (i) such Debt exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) the aggregate principal amount of such Debt permitted by this clause (i) shall not exceed $500,000 at any time outstanding;

(j)

letters of credit, performance bonds, or other financial assurance required to be obtained by the Borrower or any of its Subsidiaries in the normal course of its business to assure the proper plugging and abandonment of oil or gas drilling or production locations or bonds required by any Governmental Authority in the normal course of the Borrower’s or any of its Subsidiary’s business;

(k)

unsecured Debt among the Borrower and the Guarantors arising in the ordinary course of business;

(l)

Debt of the Borrower or any Subsidiary owing in connection with deferred payments of property insurance premiums, provided that all such Debt of the Borrower and its Subsidiaries shall not exceed an aggregate of $3,000,000 in any fiscal year; and

(m)

unsecured Debt of the Borrower to Thomas F. Cooke and Andrew C. Clifford pursuant to the Subordinated Notes in an aggregate principal amount not to exceed $482,932 and $122,500, respectively, and interest paid in kind thereon, in each case subordinated to the Debt under this Agreement.

“Permitted Holder” means Thomas F. Cooke, A.C. Clifford and their respective Affiliates, estates, heirs and devisees.

“Permitted Investments” means Investments in (a) Debt, evidenced by notes maturing not more than 180 days after the date of issue, issued or guaranteed by the government of the United States of America, (b) certificates of deposit maturing not more than 180 days after the date of issue, issued by any Lender or by commercial banking institutions each of which is a member of the Federal Reserve System and which has combined capital and surplus and undivided profits of not less than $500,000,000, (c) such other instruments, evidences of indebtedness or investment securities as the Administrative Agent may approve, or (d) wholly-owned Subsidiaries that are or become Guarantors hereunder.

“Permitted Liens” means, with respect to any Property:

(a)

Liens for Taxes, assessments or other governmental charges or levies which are not delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP;

(b)

Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP;

(c)

landlord’s, operators’, royalty owners’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens arising by operation of law or contract which do not secure any Total Debt or any Debt described in clause (g) of the definition thereof, in each case only to the extent arising in the ordinary course of business and incident to the exploration, development, operation and maintenance of Oil and Gas Properties each of which is in respect of Permitted Debt of the type described in clause (b) of the definition thereof;

(d)

Liens which arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements permitted hereunder, division orders, contracts for sale, purchase, transportation or exchange of oil or natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, royalty and overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business and are for claims which are not delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP;

(e)

Liens arising solely by virtue of any contractual, statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with such creditor depository institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by bank regulators and no such deposit account serves as collateral to any Person other than the Administrative Agent and the Revolving Credit Agent;

(f)

easements, rights of way, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any Property of the Borrower or any of its Subsidiaries that do not secure any monetary obligations and which in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by the Borrower or such Subsidiary or materially impair the value of such Property subject thereto;

(g)

Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business (excluding, in each case, obligations constituting Debt);

(h)

judgment Liens in respect of judgments that do not constitute an Event of Default;

(i)

Liens securing the payment of any Obligations;

(j)

rights reserved to or vested in a Governmental Authority having jurisdiction to control or regulate any Oil and Gas Property in any manner whatsoever and all laws of such Governmental Authorities, so long as the Borrower and its Subsidiaries is in compliance with all such laws, except for any non-compliance that would not result in a Material Adverse Effect;

(k)

consents to assignment and similar contractual provisions affecting an Oil and Gas Property to the extent and only to the extent, such consents are not affected by or required for the execution, delivery, performance and enforcement of any Loan Document or, if affected or required, have been obtained;

(l)

preferential rights to purchase and similar contractual provisions affecting an Oil and Gas Property to the extent and only to the extent, such consents are not affected by delivery of any Loan Document or, if affected, have been waived;

(m)

all defects and irregularities affecting title to an Oil and Gas Property that could not operate to reduce the net revenue interest of the Borrower and its Subsidiaries for such Oil and Gas Property (if any), increase the working interest of the Borrower and its Subsidiaries for such Oil and Gas Property (if any) without a corresponding increase in the corresponding net revenue interest, or otherwise interfere materially with the operation, value or use of such Oil and Gas Property or cause a Material Adverse Effect;

(n)

Liens (i) securing Debt permitted pursuant to clause (c) of the definition of “Permitted Debt”, provided that the Liens in respect thereof are held by the Revolving Credit Agent for the benefit of Approved Counterparties, and (ii) securing Debt permitted pursuant to clause (g) of the definition of “Permitted Debt” (other than Debt owing to holders of Allowed Claims in Classes 6 and 7 and Allowed Priority Unsecured Tax Claims of Plan of Reorganization Debt);

(o)

Liens securing the Debt permitted pursuant to clause (h) of the definition of “Permitted Debt;” provided, however, that (i) no such Lien shall extend to or cover any other Property of the Borrower or any of its Subsidiaries, and (ii) the principal amount of the Debt secured by any such Lien shall not exceed the lesser of 80% of the fair market value or the cost of the Property so held or acquired;

(p)

Liens securing the Debt permitted pursuant to clause (i) of the definition of “Permitted Debt;” provided that such Liens exist at the time such Person becomes a Subsidiary and are not created in contemplation of or in connection with such Person becoming a Subsidiary; and

(q)

Liens securing the Debt permitted pursuant to clause (j) of the definition of “Permitted Debt;”

provided that Liens described in clauses (a) through (e) and (o) above shall not constitute Permitted Liens upon the initiation of any foreclosure proceedings with regard to the Property encumbered by such Liens and; provided, further, no intention to subordinate the first priority Lien granted in favor of the Administrative Agent for the benefit of the Lenders is hereby implied or expressed or is to be inferred by the permitted existence of such Permitted Liens.

“Person” means a corporation, an association, a joint venture, a limited liability company, a partnership, an organization, a business, an individual or a government or political subdivision thereof or any Governmental Authority.

“Plan” means any employee benefit plan which is covered by Title IV of ERISA.

“Plan of Reorganization” has the meaning given to such term in the Recitals.

“Plan of Reorganization Debt” means Debt to holders of Allowed Claims in Classes 4, 5, 6, and 7 and Allowed Priority Unsecured Tax Claims (as those terms are defined in the Plan of Reorganization) pursuant to the terms of the Plan of Reorganization.

“Platform” is defined in Section 10.10.

“Pledge Agreement” means a Pledge Agreement, (a) dated as of July 14, 2008, or (b) otherwise delivered pursuant to the Loan Documents, between the Administrative Agent and Borrower or a Subsidiary of the Borrower, substantially in the form of Exhibit H, as amended, supplemented, restated or otherwise modified from time to time in accordance with the Loan Documents.  The term “Pledge Agreements” shall include each and every Pledge Agreement executed and delivered pursuant to the Loan Documents.

“POGM” means Professional Oil & Gas Marketing, LLC.

“Possible Reserves” means Possible Reserves as defined in the Reserve Definitions.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

“Probable Reserves” means Probable Reserves as defined in the Reserve Definitions.

“Proved Developed Nonproducing Reserves” means Proved Reserves which are categorized as both “Developed” and “Nonproducing” in the Reserve Definitions.

“Proved Developed Producing Reserves” means Proved Reserves which are categorized as both “Developed” and “Producing” in the Reserve Definitions.

“Proved Reserves” means “Proved Reserves” as defined in the Reserve Definitions.

“Proved Undeveloped Reserves” means Proved Reserves which are categorized as “Undeveloped” in the Reserve Definitions.

“Public Lender” is defined in Section 10.10.

“Purchasers” has the meaning given such term in Section 13.3.

“PV10 Value” means, as of any date of determination, as to any Person the present value, discounted at a rate of 10%, of the future net revenues expected to accrue to such Person’s interests in its Oil and Gas Properties during the remaining expected economic lives of such properties as reasonably determined by the Administrative Agent in connection with the most recently completed Reserve Report.  Each calculation of such expected future net revenues shall be made in accordance with the then existing standards of the Society of Petroleum Engineers and (a) with appropriate adjustments made for (i) severance and ad valorem taxes, (ii) operating, gathering, transportation and marketing costs required for the production and sale of such reserves and (iii) risk associated with such future net revenues as determined in the reasonable discretion of the Administrative Agent and (b) assuming that future produced volumes of oil and gas will be sold (i) in the case of unhedged volumes, at the 24 month NYMEX strip (i.e., the average of the prices quoted on the New York Mercantile Exchange for WTI crude oil or Henry Hub natural gas for the upcoming 24 contract months following the time of calculation of PV10 Value), (ii) in the case of volumes subject to a swap or other fixed priced hedge, at the applicable fixed price and (iii) in the case of volumes subject to a floor or ceiling hedge (including a collar), at the price set out in the preceding clause (b)(i), but not to exceed such ceiling or to be less than such floor.

“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered into by the Borrower or any of its Subsidiaries which is a rate swap, basis swap, forward rate transaction, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, equity prices or other financial measures.

“Register” is defined in Section 13.1.

“Regulation D” means Regulation D of the Federal Reserve Board of Governors, as the same may be amended, supplemented or replaced from time to time.

“Related Rights” means all chattel papers, electronic chattel papers, payment intangibles, promissory notes, letter of credit rights, supporting obligations, documents and instruments relating to the Accounts or the General Intangibles and all rights now or hereafter existing in and to all security agreements, leases, and other contracts securing or otherwise relating to any Accounts or General Intangibles or any such chattel papers, electronic chattel papers, payment intangibles, promissory notes, letter of credit rights, documents and instruments.

“Release of Hazardous Substances” means any emission, spill, leak, release, disposal, or discharge, except in accordance with a valid permit, license, certificate, or approval of the relevant Governmental Authority, of any Hazardous Substance into or upon (a) the air, (b) soils or any improvements located thereon, (c) surface water or groundwater, or (d) the sewer or septic system, or the waste treatment, storage, or disposal system servicing any Property of the Borrower or any of its Subsidiaries.

“Required Lenders” means Lenders (one of whom must be the Administrative Agent) in the aggregate holding at least 66-2/3% of the Loans.

“Requirement of Law” means, as to any Person, any applicable law, treaty, ordinance, order, judgment, rule, decree, regulation, or determination of an arbitrator, court, or other Governmental Authority, including, without limitation, rules, regulations, orders, and requirements for permits, licenses, registrations, approvals, or authorizations, in each case as such now exist or may be hereafter amended and are applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Reserve Definitions” means the definitions promulgated by the Society of Petroleum Engineers and the World Petroleum Council as in effect at the time in question.

“Reserve Report” means the Initial Reserve Report and each other report (in hard copy and electronic format) setting forth, as of each January 1st or July 1st (or such other date as required pursuant to Section 7.2.2(c) and the other provisions of this Agreement), the oil and gas reserves attributable to the Oil and Gas Properties owned directly by the Borrower and its Subsidiaries, together with a projection of the rate of production and future net income, severance and ad valorem taxes, operating expenses and capital expenditures with respect thereto as of such date, consistent with Society of Petroleum Engineers reporting requirements at the time, provided that each such report hereafter delivered will (a) be prepared in accordance with the assumptions set forth in Section 7.2.2(c), and (b) include copies of all electronic data and/or files used or produced in connection with the calculations.

“Responsible Representative” means as to any Person, its chief executive officer, its president, its chief financial officer and its chief accounting officer.

“Restricted Payment” means:

(a)

the declaration or payment of any dividend on, or the incurrence of any liability to make any other payment or distribution in respect of, any shares of or other ownership interests in the Borrower, other than dividends or distributions payable in capital stock, or options, warrants or other rights to purchase the capital stock, of the Borrower;

(b)

any payment or distribution on account of the purchase, redemption or other retirement of any Equity Interests in the Borrower, or of any warrant, option or other right to acquire such Securities or such other ownership interests, or any other payment or distribution made in respect thereof, other than by means of capital stock of the Borrower, either directly or indirectly;

(c)

the issuance of any Equity Interests by any Subsidiary of the Borrower (other than by any Subsidiary to the Borrower or a Guarantor); or

(d)

the repayment by the Borrower of any subordinated Debt or Debt owed to an Affiliate (other than Debt owed to a Subsidiary), except as specifically permitted in the Loan Documents.

“Revolving Credit Agent” means Wayzata Investment Partners LLC, as successor agent to Macquarie Bank Limited, and its successors and assigns.

“Revolving Credit Agreement” means that certain Amended and Restated Credit Agreement dated as of July 14, 2008, among the Borrower, the other borrowers named therein, the Revolving Credit Agent and the Revolving Credit Lenders, as amended, restated, amended and restated, supplemented or modified from time to time in accordance with the terms of this Agreement

“Revolving Credit Facility” means the revolving facility with Revolving Credit Agent and the Revolving Credit Lenders in an aggregate principal amount not exceeding $20,000,000, the proceeds of which shall be used by the Borrower for working capital and general corporate purposes, as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.

“Revolving Credit Lenders” means the lenders from time to time party to the Revolving Credit Agreement.

“Securities Account” has the meaning ascribed to it in the UCC.

“Security” means any stock, share, voting trust certificate, limited or general partnership interest, member interest, bond, debenture, note, or other evidence of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instrument commonly known as a “security” or any certificate of interest, share or participation in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Security Agreement” means any Security Agreement, (a) dated as of July 14, 2008 or (b) otherwise delivered pursuant to the Loan Documents, between the Administrative Agent and Borrower, a Guarantor or a Subsidiary of the Borrower, substantially in the form of Exhibit I, as amended, supplemented, restated or otherwise modified from time to time in accordance with the terms of this Agreement and the other Loan Documents.  The term “Security Agreements” shall include each and every Security Agreement executed and delivered by Borrower, a Guarantor or a Subsidiary of the Borrower.

“Security Documents” or “Security Instruments” means the security instruments executed and delivered in satisfaction of the condition set forth in Article IV and Section 5.1.4, including, without limitation, any Mortgage, any Pledge Agreement, any Security Agreement or any Deposit Account Control Agreement, and all other documents, instruments and guaranties, including, without limitation, any Mortgage, any Pledge Agreement, any Security Agreement or any Deposit Account Control Agreement, at any time executed as security for all or any portion of the Obligations, as such instruments may be amended, restated, amended and restated or supplemented or modified from time to time.

“Site Specific Trust Account” means a trust account maintained for the benefit of one or more Persons other than Borrower and its Subsidiaries in connection with a particular Oil and Gas Property, as described on Schedule 6.16.

“Subject Leases” is defined in Section 7.19.1.

“Subordinated Notes” means (a) that certain Subordinated Promissory Note (Cooke), dated as of July 14, 2008, executed by the Borrower in favor of Thomas F. Cooke in the original principal amount of $620,912, as modified by the Plan of Reorganization, and (b) that certain Subordinated Promissory Note (Clifford Deferred Compensation), dated as of July 14, 2008, executed by the Borrower in favor of Andrew C. Clifford in the original principal amount of $157,500, as modified by the Plan of Reorganization.

“Subsidiary” means for any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned, collectively, by such Person and any Subsidiaries of such Person.  The term Subsidiary shall include Subsidiaries of Subsidiaries (and so on).

“Synthetic Lease” means, as applied to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is not a capital lease in accordance with GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for federal income tax purposes, other than any such lease under which that Person is the lessor.

“Taxes” means all taxes, assessments, filing or other fees, levies, imposts, duties, deductions, withholdings, stamp taxes, interest equalization taxes, capital transaction taxes, foreign exchange taxes or charges, or other charges of any nature whatsoever from time to time or at any time imposed by any law or Governmental Authority.

“THG” means The Harvest Group LLC, a Louisiana limited liability company.

“Total Debt” of any Person means, at any date, Debt of the Borrower and its Consolidated Subsidiaries as of such day described in clauses (a), (b), (c), (f) (but excluding any current non-cash asset or liability (including in respect of Hedging Agreements) described in or calculated pursuant to the requirements of applicable Statements of Financial Accounting Standards, as amended (provided that, for the avoidance of doubt, the calculation of Total Debt shall include any current assets or liabilities in respect of the termination of any Hedging Agreement)) or (h) of the definition of Debt (including amounts under this Agreement and letter of credit exposure).

“Total Proved PV10 Value” means at any time the PV10 Value of the Borrower’s and the Guarantors’ Proved Reserves as calculated by the Administrative Agent using the most recent Reserve Report.

“Transactions” means the execution and delivery by the Borrower, the Guarantors and the other Subsidiaries of the Borrower of this Agreement and the other Loan Documents, the restructuring of the Existing Debt and the repayment of Loans.

“Transferee” shall have the meaning given such term in Section 13.4.

“UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Wells” means, with respect to the Leases, the oil and/or gas wells located thereon.

“Withholding Form” is defined in Section 10.13.4.

“Working Interest” means the property interest which entitles the owner thereof to explore and develop certain land for oil and gas production purposes, whether under an oil and gas lease or unit, a compulsory pooling order or otherwise.

1.2

Accounting Terms and Determinations; Changes in Accounting.

1.2.1

Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP, applied on a basis consistent (except for changes concurred in by the independent public accountants and with respect to which the Borrower shall have promptly notified the Administrative Agent on becoming aware thereof) with the most recent financial statements of the Borrower and its Subsidiaries delivered to the Administrative Agent, provided that in the event of a change in GAAP that would affect calculation of any of the financial covenants in Section 7.15, such change shall be disregarded in making such calculation unless the Borrower and the Required Lenders shall agree on an amendment to such covenant that takes such change in GAAP into account.

1.2.2

The Borrower and its Subsidiaries will not change their method of accounting, other than immaterial changes in methods, changes permitted by GAAP in which the Borrower’s independent public accountants concur and changes required by a change in GAAP, without the prior written consent of the Administrative Agent and the Required Lenders, which consent shall not be unreasonably withheld or delayed by the Administrative Agent or any Lender.

1.2.3

During such times that the Borrower is required to deliver financial information to the Lenders in accordance with GAAP, neither Current Assets nor Current Liabilities shall include the amount of or any liabilities respecting any non-cash items (including with respect to Hedging Agreements) as a result of the application of Financial Accounting Standards Board Statement Nos. 133, 137, 138 and 143 and any subsequent amendments thereto (provided that, for the avoidance of doubt, the calculation of consolidated current assets shall include any current assets in respect of the termination of any Hedging Agreement).

1.3

References.  References in this Agreement to Exhibits, Schedules, Annexes, Appendixes, Attachments, Articles, Sections or clauses shall be to exhibits, schedules, annexes, appendixes, attachments, articles, sections or clauses of this Agreement, unless expressly stated to the contrary.  References in this Agreement to “hereby,” “herein,” “hereinafter,” “hereinabove,” “hereinbelow,” “hereof,” “hereunder” and words of similar import shall be to this Agreement in its entirety and not only to the particular Exhibit, Schedule, Annex, Appendix, Attachment, Article, or Section in which such reference appears.  This Agreement, for convenience only, has been divided into Articles and Sections, and it is understood that the rights and other legal relations of the parties hereto shall be determined from this instrument as an entirety and without regard to the aforesaid division into Articles and Sections and without regard to headings prefixed to such Articles or Sections.  Whenever the context requires, reference herein made to the single number shall be understood to include the plural, and likewise, the plural shall be understood to include the singular.  Definitions of terms defined in the singular or plural shall be equally applicable to the plural or singular, as the case may be, unless otherwise indicated.  Words denoting sex shall be construed to include the masculine, feminine and neuter, when such construction is appropriate; specific enumeration shall not exclude the general but shall be construed as cumulative; the word “or” is not exclusive; the word “including” (in its various forms) shall mean “including, without limitation,” in the computation of periods of time, the word “from” means “from and including” and the words “to” and “until” mean “to but excluding,” and all references to money refer to the legal currency of the United States of America.  The Exhibits, Schedules, Annexes, Appendixes and Attachments attached to this Agreement and items referenced as being attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for all purposes.

ARTICLE II

TERMS OF FACILITIES

2.1

Continuation of Loans.  On the Effective Date, each Lender agrees to modify and continue its Loan on the terms and subject to the conditions of this Agreement.

On the terms and subject to the conditions hereof, the Borrower may from time to time prepay or repay Loans.  Amounts repaid or prepaid may not be reborrowed.

2.2

[Reserved].

2.3

[Reserved].

2.4

Repayment of Loans; Evidence of Debt.

2.4.1

The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Final Maturity Date.

2.4.2

Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Debt of the Borrower to such Lender resulting from its Loan, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

2.4.3

The Administrative Agent shall maintain accounts in which it shall record (a) the amount of each Loan outstanding hereunder, (b) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (c) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

2.4.4

The entries made in the accounts maintained pursuant to Sections 2.4.2 and 2.4.3 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

2.4.5

Any Lender may request its Loan be evidenced by a Note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns).  Thereafter, the Loan evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 13.3) be represented by one or more Notes in such form payable to the order of the payee named therein (or, if such Note is a registered note, to such payee and its registered assigns).

2.5

Interest Rate.

2.5.1

Each Loan and each other monetary Obligation shall bear interest on the outstanding principal amount thereof, for each day from and including the Effective Date (or such later date that such Obligation is incurred) to but excluding the date it is paid at a rate per annum equal to the lesser of (a) the Applicable Rate or, if applicable, such higher rate as is specified in Section 3.3 or (b) the Highest Lawful Rate.

2.5.2

Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and on the Final Maturity Date; provided that interest accrued pursuant to Section 3.3 shall be payable on demand.

2.5.3

Each change in the rate of interest charged hereunder shall become effective automatically and without notice to the Borrower upon the effective date of any change in the Highest Lawful Rate.

2.6

[Reserved].

2.7

[Reserved].

2.8

Maturity of Loans.  The Loans shall mature no later than the Final Maturity Date and any unpaid principal of the Loans and accrued, unpaid interest thereon shall be due and payable on the Final Maturity Date.

ARTICLE III

GENERAL PROVISIONS

3.1

General Provisions as to Payments and Loans.

3.1.1

All payments of principal and interest on the Loans and of fees hereunder shall be made, without set-off, deduction or counterclaim, by 12:00 noon, Central time, on the date such payments are due in federal or other funds immediately available to an account of the Administrative Agent in New York, New York designated by the Administrative Agent in writing.  Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at such Lender’s address specified pursuant to Article XIV.  Except as otherwise provided herein, whenever any payment of principal or interest on the Loans or fees hereunder shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day.  If the date for any payment is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

3.1.2

All payments made by the Borrower or any Guarantor on the Loans, and the other Obligations shall be made free and clear of, and without reduction by reason of, any “Taxes” as defined in Section 10.13.

3.1.3

[Reserved].

3.1.4

[Reserved].

3.1.5

All payments shall be denominated in United States of America dollars.

3.2

Computation of Interest.  Each determination hereunder of interest on the Loans and fees hereunder based on per annum calculations shall be computed on the basis of a year of 365/366, as applicable, days and paid for the actual number of days elapsed (including the first day but excluding the last day), subject to the limitations of the Highest Lawful Rate.  The Federal Funds Effective Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error, and be binding upon the parties hereto.

3.3

Default Interest.  After the date any Event of Default has occurred and for so long as such Event of Default is continuing, the rate of interest that otherwise would be applicable to such Loan plus 4% per annum shall apply as provided in Section 2.5 but only to the extent permitted by law (the “Default Rate”).

3.4

Repayments and Prepayments; Application.  The Borrower agrees that the Loans shall be repaid and prepaid pursuant to the following terms.

3.4.1

Repayments and Prepayments.  The Borrower shall repay in full the unpaid principal amount of each Loan upon the Final Maturity Date.  Prior thereto, payments and prepayments of the Loans shall or may be made only as set forth below.

(a)

From time to time on any Business Day, subject to the provisions of Section 3.4.2, the Borrower may make a voluntary prepayment, in whole or in part, of the outstanding principal amount of any Loans without penalty or premium; provided that, (i) all such voluntary prepayments shall require at least one (1) Business Day’s prior notice (such notice to be delivered before 12:00 noon (Central time) on such day) and in any case not more than five (5) Business Days’ prior irrevocable notice to the Administrative Agent; and (ii) all such voluntary partial prepayments shall be in an aggregate minimum amount of $1,000,000 and an integral multiple of $1,000,000.  Each notice of prepayment sent pursuant to this clause (a) shall specify the prepayment date and the principal amount of the Loan to be prepaid.  Each such notice shall be irrevocable and shall commit the Borrower to prepay such Loan by the amount stated therein on the date stated therein.

(b)

[Reserved]

(c)

The Borrower shall, on the earlier of (i) ninety (90) days after the end of each fiscal year of the Borrower and (ii) the date of the delivery of the financial information required under Section 7.2.1 with respect to each fiscal year, prepay the Loans in an amount equal to twenty-five percent (25%) of Excess Cash Flow for such fiscal year; provided however, that the amount of any prepayment required under this Section 3.4.1(c) shall be reduced on a dollar-for-dollar basis if such Excess Cash Flow proceeds are used to make a prepayment of the loans under the Revolving Credit Agreement on such date.  Notwithstanding anything herein to the contrary, any Lender may elect, by notice to the Administrative Agent within at least two (2) Business Days of the applicable prepayment date, to decline (in whole but not in part) any prepayment of its Loans pursuant to this Section 3.4.1(c), in which case the aggregate amount of the prepayment that would have been applied to prepay the Loans of such declining Lender shall be re-offered to those Lenders under this Agreement (if any) who have initially accepted such prepayment (such re-offer to be made to each such Lender based on the percentage which such Lender’s Loans represents of the aggregate Loans of all Lenders who initially accepted such prepayment).  In the event of such re-offer, the relevant Lenders may elect, by notice to the Administrative Agent within one (1) Business Day of receiving notification of such re-offer, to decline (in whole but not in part) the amount of such prepayment that is re-offered to them.  The aggregate amount of the prepayment that would have been applied to prepay accepting Lenders but was so declined shall be retained by the Borrower.

(d)

Immediately upon any acceleration of the Final Maturity Date of any Loans pursuant to Section 8.1, the Borrower shall repay all the Loans.

(e)

Each prepayment of any Loans made pursuant to this Section shall be accompanied by all interest then accrued and unpaid on the principal so prepaid.

3.4.2

[Reserved]

3.5

Limitation Period.  Notwithstanding anything herein to the contrary, during any Limitation Period with respect to any Lender, the interest rate to be charged on amounts in respect of Obligations owing to such Lender shall be the Highest Lawful Rate, and the obligation, if any, of the Borrower for the payment of fees or other charges deemed to be interest under applicable law shall be suspended.  During any period or periods of time following a Limitation Period, to the extent permitted by applicable laws, the interest rate to be charged hereunder by such Lender shall remain at the Highest Lawful Rate until such time as there has been paid to such Lender (a) the amount of interest in excess of that accruing at the Highest Lawful Rate that such Lender would have received during the Limitation Period had the interest rate remained at the otherwise applicable rate, and (b) the amount of all other interest and fees otherwise payable to such Lender but for the effect of such Limitation Period.

3.6

Telephonic Notices.

3.6.1

If permitted by this Agreement, the Borrower hereby authorizes the Administrative Agent to act based on telephonic, e-mail or other electronic notices made by any Person which the Administrative Agent or any Lender in good faith believes to be acting on behalf of the Borrower.  The Borrower agrees to deliver promptly to the Administrative Agent a written confirmation of each telephonic, e-mail or other electronic notice, signed by an Authorized Officer.  If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall be prima facie, but not conclusive, evidence of the matter notwithstanding anything to the contrary in such confirmation.

3.6.2

[Reserved].

3.6.3

Each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time by notice in writing to the Administrative Agent.  All terms of this Agreement shall apply to any such Lending Installation, and the Note, if any, payable to such Lender shall be deemed held by each Lender for the benefit of its Lending Installation.  Each Lender may, by written or facsimile notice to the Administrative Agent and the Borrower, designate, or change any previous designation of, the Lending Installation through which Loans are held by it and for whose account Loan payments are to be made.

3.6.4

Unless the Borrower notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made.  The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the Lenders in reliance upon such assumption.  If the Borrower has not in fact made such payment to the Administrative Agent, each Lender shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available to such Lender together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to the Federal Funds Effective Rate for such day.

ARTICLE IV

COLLATERAL

4.1

Security.  To secure full and complete payment and performance of the Obligations of the Borrower and the Guarantors to the Lenders, each of the Borrower and the Guarantors will cause the appropriate Person to execute and deliver to the Administrative Agent the following documents and instruments (to the extent not already executed and delivered prior to the Effective Date):

4.1.1

Mortgages.  Mortgages executed by the Borrower or any Subsidiary, if any, granting to the Administrative Agent for the benefit of the Administrative Agent and the Lenders a first and prior Lien, subject to Permitted Liens, covering (a) no less than 90% of the Total Proved PV10 Value of the Oil and Gas Properties of the Borrower and its Subsidiaries included in the most recent Reserve Report and (b) all related equipment, contracts, accounts, licenses and other property, both real and personal.  Upon and during the continuance of an Event of Default, the Administrative Agent may revoke any Mortgagee’s license under any Mortgage to receive the proceeds of production and notify the purchasers of production from Mortgaged Properties to make such payments directly to the Administrative Agent as provided in the Mortgage.

4.1.2

Pledge Agreements; UCC Filings.  (a) Pledge Agreements executed by the Borrower, any Guarantor and any other Subsidiary, granting to the Administrative Agent for the benefit of the Administrative Agent and the Lenders a first and prior Lien, subject to Permitted Liens, on covering the Equity Interests of the Subsidiaries of such Person, (b) stock certificates or other instruments representing all the Equity Interest of such Subsidiary and stock powers and instruments of transfer, endorsed in blank, with respect to such stock certificates or other instruments, or, if any Equity Interests pledged pursuant to such Pledge Agreement are uncertificated securities, confirmation and evidence satisfactory to the Administrative Agent that the security interest in such uncertificated securities has been transferred to and perfected by the Administrative Agent in accordance with the UCC, and (c) authorization for the Administrative Agent to file Uniform Commercial Code Financing Statements (Form UCC 1), naming Borrower or such Subsidiary as the debtor and the Administrative Agent as the secured party, or other similar instruments or documents, filed or to be under the Uniform Commercial Code of all jurisdictions as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the security interest of the Administrative Agent pursuant to such Pledge Agreement.

4.1.3

Security Agreements; UCC Filings.  (a) Security Agreements executed by the Borrower, any Guarantor and any other Subsidiary (collectively, the "Debtor"), granting to the Administrative Agent for the benefit of the Administrative Agent and the Lenders a first and prior Lien, subject to Permitted Liens, on personal property of the Borrower or such Subsidiary, respectively, and (b) authorization for the Administrative Agent to file Uniform Commercial Code Financing Statements (Form UCC 1), naming Borrower or such Subsidiary as the debtor and the Administrative Agent as the secured party, or other similar instruments or documents, filed or to be under the Uniform Commercial Code of all jurisdictions as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the security interest of the Administrative Agent pursuant to such Security Agreement.

4.1.4

Deposit Account Control Agreement.  (1) Deposit Account Control Agreements executed by the Borrower, any Guarantor and any other Subsidiary, granting to the Administrative Agent for the benefit of the Administrative Agent and the Lenders a first and prior Lien, subject to Permitted Liens, on and covering the Deposit Accounts (other than the Site Specific Trust Accounts) and Securities Accounts of the Borrower or such Subsidiary, respectively, including those described on Schedule 6.16.

4.1.5

Notice of Payment Instructions.  All account debtors  (including any operator and Hydrocarbon Purchasers) relating to Mortgaged Property will receive notification from the relevant Loan Party, in form and substance satisfactory to the Administrative Agent, that all proceeds from sales of all production or transmission of Hydrocarbons from or allocable to such Mortgaged Properties are to be paid into a deposit account or accounts applicable to the relevant Loan Party, or other Subsidiary which is (i) covered by a Deposit Account Control Agreement or (ii) maintained by the Revolving Credit Agent or the Administrative Agent.  Each of the Borrower and each Guarantor shall use its best efforts to cause all Hydrocarbon Purchasers and POGM (and any successor thereto acceptable to the Administrative Agent in its reasonable discretion) to execute the payment notifications to confirm their agreement to remit all proceeds from sales of all production from or allocable to the Mortgaged Properties into the applicable deposit account within thirty (30) days after the Effective Date.  Subject to applicable contractual restrictions, without the written consent of the Administrative Agent, none of Borrower, any Guarantor or any Subsidiary shall be permitted to sell any Hydrocarbons from or allocable to the Mortgaged Properties to any Hydrocarbon Purchaser who refuses to timely acknowledge and abide by the payment instructions set forth in any notice under this Section.

4.1.6

Form.  All Security Documents delivered or to be delivered under this Agreement shall be in form and substance satisfactory to the Administrative Agent and its counsel in their reasonable discretion and shall be supported by such legal opinions substantially similar to the legal opinion delivered pursuant to Section 5.1.6 of the Existing Credit Agreement.

4.1.7

Priority of Liens.  All Liens to be created by delivery of the documents referred to in this Section shall be first and prior perfected Liens in favor of the Administrative Agent for the benefit of the Administrative Agent and the Lenders, subject only to Permitted Liens.

4.2

Financing Statements.  The Administrative Agent is authorized to complete and file financing statements in any state or other jurisdiction to perfect the security interests granted by the Loan Documents and as otherwise contemplated in Section 4.1.

4.3

Covenants Relating to Certain Collateral.

4.3.1

Each Account hereafter arising will represent, in all material respects, and to the best knowledge of Debtor, each Account now existing represents, in all material respects, the valid and legally enforceable obligations of a bona fide account debtor and is not and will not be subject to contra accounts, set-offs, defenses or counterclaims by or available to account debtors obligated on the Accounts except for those that have arisen in the ordinary course of Debtor’s business, are not otherwise prohibited under any other Loan Document, and for which adequate reserves have been taken in substantially the same amount as are shown in all material respects in the most recently delivered financial statements to the Administrative Agent (“Set-offs”); and the amount shown as to each Account on Debtor’s books will be the true and undisputed amount owing and unpaid thereon, subject to (a) any applicable Set-offs and (b) any discounts, allowances, rebates, credits and adjustments to which the account debtor has a right and which have arisen in Debtor’s ordinary course of business or which have otherwise been disclosed to Administrative Agent in writing.

4.3.2

All Related Rights are, and those hereafter arising will be, valid and genuine in all material respects.

4.3.3

None of the Inventory is, and at the time the security interest in favor of Administrative Agent attaches, none of the Inventory hereafter acquired will be, covered by any document (as defined in the UCC), other than Inventory being transported in the ordinary course of business.

4.3.4

Debtor will transmit promptly to Administrative Agent all information that Debtor may have or receive with respect to (a) the Collateral or (b) account debtors or obligors in respect of the Accounts, the General Intangibles and the Related Rights, in each case which could reasonably be expected to materially and adversely affect the aggregate value of the Collateral or Administrative Agent's rights or remedies with respect thereto.

4.3.5

Debtor will not adjust, settle or compromise any of the Accounts, the General Intangibles or the Related Rights without the prior written consent of Administrative Agent, other than in the ordinary course of business.

4.3.6

Debtor will duly perform or cause to be performed, in accordance with the terms thereof, all material obligations of Debtor under every material contract, agreement, or other arrangement (oral or written) to which Debtor is a party or by which it or any of its Collateral is bound.

4.3.7

If any of the Collateral is in the possession of a third-party, Debtor will, at the request of Administrative Agent upon the occurrence and during the continuance of an Event of Default, join with Administrative Agent in notifying the third-party of Administrative Agent's security interest and obtaining an acknowledgment in form and substance satisfactory to Administrative Agent from such third-party that it is holding the Collateral for the benefit of the Administrative Agent.  Debtor will fully cooperate with Administrative Agent in obtaining a control agreement in form and substance reasonably satisfactory to Administrative Agent with respect to any Collateral consisting of deposit accounts, securities accounts, investment property, electronic chattel paper or letter of credit rights.

ARTICLE V

CONDITIONS PRECEDENT

5.1

Conditions Precedent.  The restructuring of the Loans as contemplated by this Agreement is subject to the satisfaction of each of the following conditions:

5.1.1

The Bankruptcy Court for the Western District of Louisiana shall have entered a final order confirming the Plan of Reorganization (such order, the “Confirmation Order”), and all conditions to the effectiveness of the Plan of Reorganization shall have been waived or satisfied in accordance with the Plan of Reorganization and the “Effective Date” as defined thereunder shall have occurred;

5.1.2

Receipt by the Administrative Agent of a Financial Forecast for calendar years 2010 and 2011 and a Budget for the period from April 1, 2010, to December 31, 2010;

5.1.3

Receipt by the Administrative Agent of the New Warrant duly executed and delivered by the Borrower;

5.1.4

receipt by the Administrative Agent of (a) the Loan Documents (including any amendments to the Security Documents executed prior to the Effective Date and amendments to the existing Mortgages in the form attached hereto as Exhibit M) and the other documents, instruments and any deliveries described in the closing checklist delivered to Borrower’s counsel on March 25, 2010, and (b) such other documents, instruments and agreements as are deemed necessary by the Administrative Agent in its reasonable discretion, each duly executed and delivered by the appropriate Person;

5.1.5

receipt by the Administrative Agent of the opinions of counsel to the Borrower and each Guarantor, in form and substance reasonably satisfactory to the Administrative Agent and its counsel, regarding existence, authority, due authorization and due execution;

5.1.6

receipt by the Administrative Agent of certificates or binders of insurance from the Borrower’s insurance broker for the Borrower and each Subsidiary as of the Effective Date meeting the standards of Section 7.4; and

5.1.7

receipt by the Administrative Agent of a pro forma balance sheet of the Borrower and its Subsidiaries effective as of the Effective Date, certified as being true and correct by the Borrower’s president or chief financial officer as accurately showing the financial position of the Borrower and its Subsidiaries as of that date.

Upon satisfaction of all the conditions specified in Section 5.1, the Existing Credit Agreement will be amended and restated by this Agreement (with the Existing Debt being renewed and continued as the Loans under this Agreement) and all Liens securing obligations under the Existing Credit Agreement shall be automatically affirmed and continued to secure the payment and performance of the Obligations under this Agreement and the other Loan Documents.  The Loan Parties hereby agree that each reference to the “Credit Agreement” in each other Loan Document shall be a reference to this Agreement.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE LOAN PARTIES

Each Loan Party hereby represents and warrants to the Administrative Agent, any other Agent and each Lender as follows:

6.1

Existence and Power.  Each Loan Party and each of its respective Subsidiaries:

6.1.1

is a Person, duly organized, validly existing and in good standing under the laws of the state of its organization;

6.1.2

has all organizational powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and to undertake the Transactions;

6.1.3

is duly qualified to transact business as a foreign entity in each jurisdiction where the nature of its business requires the same; and

6.1.4

owns all of its assets reflected in its financial statements most recently delivered to the Lenders, except for assets disposed of since the date thereof in accordance with this Agreement.

6.2

Corporate and Governmental Authorization; Contravention.  The Transactions and the execution, delivery and performance by each Loan Party and each of its Subsidiaries of this Agreement and the other Loan Documents are within such Loan Party’s or such Subsidiary’s organizational power, have been duly authorized by all necessary action, require no action by or in respect of, or filing with, any Governmental Authority (except that the perfection of Liens created by certain of the Security Documents may require the filing of financing statements, mortgages or similar instruments in the appropriate recordation offices), and do not contravene, or constitute a default under, any material provision of applicable law or regulation (including, without limitation, the Margin Regulations) or any provision of any agreement creating or governing such Loan Party or such Subsidiary or any agreement, judgment, injunction, order, decree or other instrument binding upon such Loan Party or such Subsidiary or result in the creation or imposition of any Lien on any Property of such Loan Party or such Subsidiary, except Liens securing the Obligations.

6.3

Binding Effect.  This Agreement and each other Loan Document to which it is a party, including, without limitation, any and all Security Documents when executed and delivered in accordance with this Agreement, is a valid and binding agreement of each Loan Party thereto, enforceable against such Loan Party, in accordance with its terms except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and (ii) rights of acceleration and the availability of equitable remedies may be limited by equitable principles of general applicability.

6.4

Subsidiaries.  Schedule 6.4 sets forth the name, the identity or corporate structure and the ownership interest of each direct or indirect Subsidiary of the Borrower as of the Effective Date.  As of the Effective Date, no Loan Party has any Subsidiaries other than the Subsidiaries described on Schedule 6.4.

6.5

Disclosure.  Taken as a whole, the documents, certificates and statements delivered to the Administrative Agent by or on behalf of the any Loan Party or any of their respective Subsidiaries in connection with the transactions contemplated hereby do not contain any untrue statement of a material fact as of the date of such delivery.  All information heretofore furnished by or on behalf of any Loan Party or any of their respective Subsidiaries to the Administrative Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by or on behalf of any Loan Party or any of their respective Subsidiaries to the Administrative Agent or any Lender will be, as of the date of delivery thereof, true and accurate in every material respect or based on reasonable estimates on the date as of which such information is stated or certified.  The Borrower has disclosed to the Administrative Agent and each Lender in writing any and all facts known to the Borrower’s management (except facts of general public knowledge) which materially and adversely affect or may affect (to the extent the Borrower can now reasonably foresee) the business, operations, prospects or condition, financial or otherwise, of the Loan Parties and their respective Subsidiaries or the ability of the Borrower and its Subsidiaries to perform their obligations under this Agreement and the other Loan Documents.

6.6

Financial Information.

6.6.1

The financial information of the Borrower and its Subsidiaries delivered to the Administrative Agent and each Lender under this Agreement fairly present in all material respects, in conformity with GAAP, the financial position of the Borrower and its Subsidiaries, provided that certain information and note disclosures normally included with annual financial statements may be condensed or omitted, provided that the disclosures made are adequate to make the information presented not misleading and, provided, further that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based on assumptions believed to be reasonable at the time.

6.6.2

[Reserved].

6.6.3

Except as disclosed in writing by the Borrower to the Administrative Agent prior to the execution and delivery of this Agreement, since September 30, 2009 there has been no Material Adverse Effect.

6.7

Litigation.  Except as set forth on Schedule 6.7 hereto, there is no action, suit or proceeding pending against, or to the knowledge of the Borrower threatened against or affecting any Loan Party or any of their respective Subsidiaries before any Governmental Authority or arbitrator which could reasonably be expected to result in a material liability or which reasonably could in any material manner draw into question the validity of this Agreement, any other Loan Documents or the Transactions.

6.8

ERISA Plans.  No Loan Party nor any ERISA Affiliate of any Loan Party currently sponsors, maintains or contributes to or has at any time sponsored, maintained or contributed to any Plan or any Multiemployer Plan.

6.9

Taxes and Filing of Tax Returns.

6.9.1

Each Loan Party and its respective Subsidiaries have filed or properly extended all returns required to have been filed or extended with respect to Taxes and, except as described on Schedules 6.9 and 6.18, has paid all Taxes shown to be due and payable by it on such returns, including interest and penalties, and all other Taxes which are payable by it, to the extent the same have become due and payable (unless, with respect to such other Taxes, the criteria set forth in Section 7.5 are being met).  No Loan Party knows of any proposed assessment of Taxes of a material amount against it or any of its Subsidiaries and all liabilities for Taxes of the Loan Parties and their respective Subsidiaries are adequately provided for.

6.9.2

The Borrower does not intend to treat the Loans as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4).

6.10

Title to Properties; Liens; Environmental Liability.

6.10.1

The Loan Parties and their respective Subsidiaries have good and defensible title to all Property evaluated in the most recent Reserve Report, including, with respect to the Effective Date, the Initial Reserve Report, except for Permitted Liens and as set forth on Schedule 6.10.  All Property of the Loan Parties and their respective Subsidiaries is free and clear of all Liens other than Permitted Liens.  The interests and properties described on Schedule 6.10 constitute substantially all of the fee, leasehold, or other interests in or under mineral estates or oil, gas, and other liquid or gaseous hydrocarbon leases with respect to Properties situated in the United States or offshore from any State of the United States, including, without limitation, overriding royalty and royalty interests, leasehold estate interests, net profits interests, production payment interests, and mineral fee interests, owned by the Loan Parties and their respective Subsidiaries as of the date of this Agreement.  The Liens covering the Collateral are valid, enforceable, first and prior, perfected Liens in favor of the Administrative Agent for the benefit of the Administrative Agent and the Lenders, subject only to Permitted Liens.  Except as set forth in Schedule 6.10, after giving full effect to the Permitted Liens, the Loan Parties and their respective Subsidiaries own the net interests in production attributable to the Oil and Gas Properties reflected in the most recently delivered Reserve Report and the ownership of such Properties shall not obligate any Loan Party or any of their respective Subsidiaries to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of the working interest of each Property set forth in the most recently delivered Reserve Report without a corresponding (or greater) increase in its net revenue interest.  All factual information contained in the most recently delivered Reserve Report was true and correct in all material respects as of the date thereof, and all projections and estimates in such Reserve Report were prepared in good faith based on assumptions believed to be reasonable at the time.

6.10.2

No Loan Party nor any of their respective Subsidiaries has (a) received notice or otherwise learned of any Environmental Liability which could individually or in the aggregate reasonably be expected to have a Material Adverse Effect arising in connection with (i) any non-compliance with or violation of the requirements of any Environmental Law or (ii) the release or threatened release of any Hazardous Substance or constituent, or other substance into the environment in violation of Environmental Law, or (b) received written notice or otherwise learned of any federal or state investigation evaluating whether any remedial action is needed to respond to a release or threatened release of any Hazardous Substance or constituent into the environment for which any Loan Party or any of their respective Subsidiaries is or may be liable which could individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

6.10.3

Except in accordance with applicable Requirements of Law or the terms of a valid permit, license, certificate, or approval of the relevant Governmental Authority, no Release of Hazardous Substances by any Loan Party or any of their respective Subsidiaries from, affecting, or related to any Property of any Loan Party or any of their respective Subsidiaries or adjacent to any Property of any Loan Party or any of their respective Subsidiaries has occurred which could individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

6.10.4

The rights, Mortgaged Properties and other assets currently owned, leased or licensed by the Loan Parties and any of their respective Subsidiaries, including, without limitation, all easements and rights of way, include all rights, Oil and Gas Properties and Properties necessary to permit the Loan Parties and any of their respective Subsidiaries to conduct their business in all material respects in the same manner as their business has been conducted prior to the Effective Date.

6.11

Business; Compliance.  Except as set forth on Schedule 6.18, each Loan Party and each of its respective Subsidiaries has performed and abided by all obligations required to be performed by it under any license, permit, order, authorization, grant, contract, agreement, or regulation to which it is a party or by which it or any of its Property is bound, in each case, in all material respects.

6.12

Licenses, Permits, Etc.  Each Loan Party and each of its respective Subsidiaries possesses all material valid franchises, certificates of convenience and necessity, operating rights, licenses, permits, consents, authorizations, exemptions and orders of Governmental Authorities as are necessary to carry on its business as now being conducted, to own its Properties and to consummate the Transactions.

6.13

Compliance with Law.  The business and operations of each Loan Party and each of its respective Subsidiaries have been and are being conducted in accordance in all material respects with all applicable laws, rules and regulations of all Governmental Authorities.

6.14

Investment Company Act.  No Loan Party nor any of its respective Subsidiaries is an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

6.15

Refunds; Certain Contracts.

6.15.1

No orders of, proceedings pending before, or other requirements of, the Federal Energy Regulatory Commission or any other Governmental Authority exist which could result in any Loan Party or any of its respective Subsidiaries being required to refund any material portion of the proceeds received or to be received from the sale of hydrocarbons constituting part of the Collateral.

6.15.2

No Loan Party nor any of its respective Subsidiaries (a) is obligated in any material respect by virtue of any prepayment made under any contract containing a “take-or-pay” or “prepayment” provision or under any similar agreement to deliver Hydrocarbons produced from or allocated to any of the Collateral at some future date without receiving full payment therefor within 90 days of delivery, and (b) has produced Natural Gas, in any material amount, subject to, and no Loan Party nor any of the Collateral is subject to, balancing rights of underproduced third parties except (i) as disclosed from time to time in connection with a Reserve Report, (ii) for current balancing obligations as of the date of the most recent Reserve Report, and (iii) for balancing obligations that are settled within 45 days of the production month.

6.16

Deposit Accounts; Securities Accounts.  Except as set forth on Schedule 6.16 or disclosed from time to time to the Administrative Agent, none of the Loan Parties nor any of their respective Subsidiaries maintains any Deposit Accounts or Securities Accounts or has any rights, including signature rights, with respect to any other Deposit Accounts or Securities Accounts.

6.17

No Default.  After giving effect to the waiver and cure of defaults contained in the Plan of Reorganization, no Default has occurred which is continuing.

6.18

Mortgaged Property.  Except in each case as set forth on Schedule 6.10, with respect to each Mortgage, each Loan Party and each of their respective Subsidiaries, as applicable, is the lawful owner of the Mortgaged Property described therein and has good right and authority to grant, bargain, sell, transfer, assign and mortgage the same; with respect to each Mortgaged Property described in Exhibit A to each Mortgage, its interests in each such Mortgaged Property is no less than that Net Revenue Interest and no greater than the Working Interest set forth in Exhibit A to such Mortgage for such Mortgaged Property; all oil, gas and/or mineral lease and leasehold estates, gas purchase and sales contracts, pipeline easements and rights-of-way, processing contracts, franchises, licenses and other agreements comprising or relating to such Mortgaged Property or any portion thereof are valid and subsisting and are in full force and effect and, except as described on Schedule 6.18, no default now exists under such estates, contracts, easements, rights-of-way, franchises, licenses or other agreements and none of Borrower, any other Loan Party or their respective Subsidiaries has (a) received any notice of default or claimed default thereunder and (b) any knowledge of any event or circumstance which with notice or passage of time or both could constitute a default thereunder; such leases are subject to no overriding royalties or other burdens or charges, except as reflected herein or in the Exhibit A to such Mortgage and, except as described on Schedule 6.18, all material rents, royalties and other payments due and payable by any Loan Party or any of their respective Subsidiaries, as applicable, under such Mortgaged Property have been properly and timely paid and all ad valorem, property, oil and gas production, excise and severance taxes payable by any Loan Party or any of their respective Subsidiaries, as applicable, have been duly paid; such Mortgaged Property is free and clear from all Liens except the Permitted Liens, and except as shown in Exhibit A for such Mortgage; all producing wells located on such Mortgaged Property or properties unitized therewith have been legally drilled in all material respects and are not deviated in any material respect from the vertical more than the maximum permitted by applicable laws, rules and regulations, and such wells are in fact bottomed under and are producing from lands and, if applicable, depths described in said Exhibit A or lands unitized therewith.

6.19

Use of Proceeds.  The proceeds of the Loans were used by the Loan Parties in accordance with Section 7.1 of the Existing Credit Agreement.

6.20

Call on Production.  There are no calls on production affecting the Leases, Wells, Units or other interests included within the Oil and Gas Properties of the Loan Parties and their respective Subsidiaries.

6.21

Payment of Royalties.  Except for those royalties as set forth on Schedule 6.18, all royalties have been, and are being, paid timely, unless such royalties are being disputed in good faith by the Loan Parties and their respective Subsidiaries and adequate reserves have been established therefor in accordance with GAAP.

6.22

Wells.  To the best of the knowledge of the Loan Parties and their respective Subsidiaries, all Wells on the Oil and Gas Properties of the Loan Parties and their respective Subsidiaries have been drilled and completed within the limits permitted by all applicable Leases, contracts, pooling or unit agreements and by legal requirements.  To the best of the knowledge of the Loan Parties and their respective Subsidiaries, no Well existing prior to the Effective Date on the Oil and Gas Properties of the Loan Parties and their respective Subsidiaries is, or after the Effective Date will be, subject to penalties on allowables because of any overproduction or any other violation of legal requirements.  Except as set forth on Schedule 6.22, there are no Wells, platforms or other equipment located on the Oil and Gas Properties of the Loan Parties and their respective Subsidiaries that (a) any Loan Party or any Subsidiary is currently obligated by any legal requirement or contract to currently plug and abandon, (b) are subject to exceptions to a requirement to plug and abandon issued by a Governmental Authority or (c) have been plugged and abandoned in a manner that does not comply in all material respects with legal requirements.

6.23

Leases.  Except as identified on Schedule 6.23, all leasehold and other mineral interests included within the Oil and Gas Properties of the Loan Parties and their respective Subsidiaries are presently being maintained, developed and operated pursuant to the terms of each individual Lease, and there are no outstanding demands for a release pending by any lessor.

6.24

Accounts Payable.  Set forth on Schedule 6.24 is a true, correct and complete list of accounts payable of the Loan Parties and their Subsidiaries as of ________, 2009.

6.25

Farm-out Agreements.  Set forth on Schedule 6.25 is a true, correct and complete list of all farm-out agreements to which any of the Loan Parties or any of their respective Subsidiaries is a party as of the Effective Date.

ARTICLE VII

COVENANTS

So long as any Obligations remain outstanding, each Loan Party will duly perform and observe or cause each of its Subsidiaries to perform and observe each and all of the covenants and agreements hereinafter set forth:

7.1

[Reserved].

7.2

Financial Statements; Reserve Reports; Compliance Certificates; Certain Notice; Additional Information.  The Borrower will furnish to the Administrative Agent:

7.2.1

(a)

As soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of the Borrower, beginning with the fiscal year ending December 31, 2009, copies of the consolidated and consolidating balance sheets of the Borrower and its Consolidated Subsidiaries as of the end of such fiscal year, and copies of the related statements of operations and comprehensive income, changes in stockholders’ capital and cash flow for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP; which consolidated financial statements shall be audited by Malone & Bailey or other firm of independent certified public accountants selected by the Borrower and reasonably acceptable to the Administrative Agent and accompanied by the unqualified opinion of such accountants.

(b)

As soon as available and in any event within fifty (50) days after the last day of each fiscal quarter of the Borrower, a copy of (a) the unaudited consolidated and consolidating balance sheets of the Borrower and its Consolidated Subsidiaries as at the close of such quarter and (b) the related statements of operations and comprehensive income, changes in stockholders’ capital and cash flows for the quarter just ended and for that portion of the year ending on such last day, all in reasonable detail and prepared on a basis consistent with the financial statements previously delivered by the Borrower under this Section 7.2.1.

(c)

simultaneously with the delivery of each set of financial statements pursuant to the preceding clauses of this Section, a Compliance Certificate of the Borrower and an unaudited statement of contingent liabilities of the Borrower and its Consolidated Subsidiaries.

(d)

within thirty (30) days after each filing thereof by the Borrower and each of its Consolidated Subsidiaries with any Governmental Authority, complete copies of the federal and state income tax returns so filed.

(e)

simultaneously with the delivery of audited financial statements pursuant to clause (a) of this Section 7.2.1, a Financial Forecast.

(f)

(i) on or before the date that is 30 days before the end of each fiscal year of the Borrower, a draft Budget for the next succeeding fiscal year and (ii) on or before the date that is the last day of such fiscal year of the Borrower, a final Budget for such next succeeding fiscal year.

(g)

within thirty (30) days after the end of each month, a monthly management report and a comparison of the Budget and actual expenditures for such month and a comparison on a cumulative basis for that portion of the year ending on the last day of such month.

7.2.2

(a)

within thirty (30) days following the last day of each month end, production reports and lease operating statements for the previous one or six month time period, as applicable, as of such last day in form and substance satisfactory to the Administrative Agent in its reasonable judgment, prepared by the Borrower containing data concerning production volumes, revenues and lease operating expenses for the Oil and Gas Properties of the Loan Parties and their Subsidiaries and such other information with respect thereto as the Administrative Agent may reasonably request.

(b)

within fifteen (15) days following each request therefor by the Administrative Agent (but no more frequently than once every month), a report setting forth all accounts receivable and accounts payable of the Loan Parties and their respective Subsidiaries as of the date specified by the Administrative Agent, such report to show the age of such accounts and such other information as the Administrative Agent shall reasonably request.

(c)

(i)

promptly after January 1 of each calendar year and in any event prior to April 1 of each calendar year, the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report in form and substance satisfactory to the Administrative Agent in its reasonable discretion, prepared by an Approved Engineer, which Reserve Report shall be dated as of January 1 of such calendar year, together with additional data concerning pricing, hedging, quantities and purchasers of production, and other information and engineering and geological data as the Administrative Agent may request.

(ii)

Within ninety (90) days after each July 1, commencing July 1, 2008, the Borrower will make available for review by the Administrative Agent a Reserve Report in form and substance satisfactory to the Administrative Agent in its reasonable discretion prepared by the Borrower’s petroleum engineers (or, if Borrower elects, an Approved Engineer), which report shall be dated as of July 1 of such calendar year, together with additional data concerning pricing, hedging, quantities and purchasers of production, and other information and engineering and geological data as the Administrative Agent may request.  If the semi-annual Reserve Report pursuant to this Section 7.2.2(c) is not prepared by an Approved Engineer, the assumptions and methodology use for, among other things, classifying the reserves as Proved Developed Producing; Proved Developed Non-producing and Proved Undeveloped shall be consistent with the assumptions used by the Approved Engineer in its most recent report.

(iii)

In addition to the foregoing scheduled annual and semi-annual deliveries of the Reserve Report, in the event the Revolving Credit Lenders shall elect to make a discretionary redetermination of the Borrowing Base (as defined in the Revolving Credit Agreement) the Borrower shall as quickly as practical, and in any event contemporaneously with delivery thereof to the Revolving Credit Agent, deliver to the Administrative Agent a copy of the Reserve Report prepared in connection with such redetermination.

(iv)

In addition to the foregoing, the Borrower will furnish to the Administrative Agent copies of any other Reserve Reports delivered in connection with the Revolving Credit Agreement concurrently with delivery thereof to the Revolving Credit Agent or the lenders thereunder.

(d)

concurrently with the delivery of financial statements under Section 7.2.1(b), the Borrower will deliver a report setting forth the Leases with expiration dates within 90 days of the end of such fiscal quarter.

(e)

simultaneously with the delivery of any reports under above clauses of Section 7.2.2, the Borrower will deliver an Officer’s Certificate from the Borrower certifying that such reports are true, accurate and complete in all material respects for the periods covered in such report; provided that to the extent such reports contain projections and estimates, the Officer’s Certificate may contain a qualification that such projections and estimates were prepared in good faith based on assumptions believed to be reasonable at the time.  In addition, with the delivery of the Reserve Reports pursuant to Section 7.2.2(c), the Officer’s Certificate shall certify that with respect to (i) the Oil and Gas Properties evaluated in such Reserve Report (in this Section, collectively called the “Covered Properties”), except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances, take or pay or other prepayments with respect to the Covered Properties (other than those permitted by the Security Documents) that would require any Loan Party or any Subsidiary to deliver hydrocarbons produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (ii) none of the Covered Properties has been sold since the date of such Reserve Report except as set forth on an exhibit to the certificate, which certificate shall list all of such properties sold and in such detail as reasonably required by the Administrative Agent, (iii) set forth on a schedule attached to such Officer’s Certificate is the present discounted value of all Covered Properties (delineated by classification: Proved Developed Producing Reserves, Proved Developed Non Producing Reserves, Proved Undeveloped Reserves) that are part of the Mortgaged Properties, and (iv) that Borrower is in compliance with Section 7.4.1(b).

(f)

no later than the thirtieth (30th) day after the renewal or purchase of the policies reflected thereon, the Borrower will deliver a certificate of insurance coverage from each insurer with respect to the insurance required by Section 7.4, in form and substance satisfactory to the Administrative Agent in its reasonable discretion, and, if requested by the Administrative Agent or any Lender, all copies of the applicable policies.

7.2.3

(a)

within five (5) days after any Responsible Representative of the Borrower becomes aware of the occurrence of any condition or event which constitutes a Default, an Officer’s Certificate of the Borrower specifying the nature of such condition or event, the period of existence thereof, what action the Borrower and its Subsidiaries has taken or is taking and proposes to take with respect thereto and the date, if any, on which it is estimated the same will be remedied.

(b)

if and when any Loan Party (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA, which liability could reasonably be expected to result in a liability in excess of $250,000 or a Material Adverse Effect, a copy of such notice; or (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate or appoint a trustee to administer any Plan, a copy of such notice.

(c)

within ten (10) days following a Responsible Representative learning that Borrower or one of its Subsidiaries has received notice or otherwise learned of any claim, demand, action, event, condition, report or investigation indicating any potential or actual liability arising in connection with (i) the non-compliance with or violation of the requirements of any Environmental Law, (ii) the release by any Loan Party or any of its respective Subsidiaries or from any Property of any Loan Party or any of its respective Subsidiaries or threatened release of any Hazardous Substance into the environment, or (iii) the existence of any Environmental Lien on any Properties of any Loan Party or any of its respective Subsidiaries, notice thereof.

(d)

within ten (10) days of a Responsible Representative learning of any of the following, notice of (i) the filing or commencement of (in excess of $250,000), any action, suit, investigation, inquiry, arbitration or proceeding by or before any arbitrator or Governmental Authority against or affecting any Loan Party, any Subsidiary thereof or any of their Properties; (ii) any material adverse development in any such action, suit, proceeding, investigation or arbitration (whether or not previously disclosed to the Lenders); or (iii) any demand or lawsuit (in excess of $250,000 or which could reasonably be expected to have a Material Adverse Effect) by any landowner or other third party threatened in writing against any Loan Party, any Subsidiary thereof or any of their Properties in connection with any Environmental Laws.

(e)

within five (5) days after the occurrence thereof, notice of any Change of Control Event.

(f)

prompt written notice (and in any event within thirty (30) days prior thereto) of any change (i) in any Loan Party’s corporate name or in the ownership of any Mortgaged Property, (ii) in the location of any Loan Party’s chief executive office, (iii) in any Loan Party’s identity or corporate structure, (iv) in any Loan Party’s jurisdiction of organization or such Person’s organizational identification number in such jurisdiction of organization, and (v) in any Loan Party’s federal taxpayer identification number;

(g)

(i) concurrently with any delivery of financial statements under Sections 7.2.1(a) and (b), a certificate of an Authorized Officer of the Borrower, in form and substance satisfactory to the Administrative Agent, setting forth as of the last Business Day of such fiscal year or fiscal quarter, a true and complete list of all Hedging Agreements (including, without limitation, trade confirmations) of each Loan Party and each Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark-to-market value therefor, any new credit support agreements relating thereto not listed on Schedule 1.1, any margin required or supplied under any credit support document, and the counterparty to each such agreement and (ii) within five (5) Business Days after any execution of any new Hedging Agreements or any assignment, termination or unwinding of any existing Hedging Agreements, notice thereof to the Administrative Agent, which notice shall be in form and substance and with details reasonably acceptable to the Administrative Agent;

(h)

promptly, but in any event within five (5) Business Days after the execution thereof, copies of any amendment, modification or supplement to the certificate or articles of incorporation, by-laws, any preferred stock designation or any other organic document of any Loan Party or any Subsidiary; and

(i)

concurrently with delivery to the Revolving Credit Agent, copies of any other certificate, instrument, agreement or other documents delivered to Revolving Credit Agent pursuant to the terms of, or in connection with, the Revolving Credit Facility.

7.2.4

with reasonable promptness, such other information relating directly or indirectly to the financial condition, business or Properties of any Loan Party or any of their respective Subsidiaries as from time to time may reasonably be requested by the Administrative Agent.

7.3

Inspection of Properties and Books.  Each Loan Party and each Subsidiary will keep accurate books and records in accordance with GAAP in which full, true and correct entries shall be promptly made, permit any officer, employee or agent of the Administrative Agent to visit and inspect any of its Properties, to examine its books of account (and to make copies thereof and take extracts therefrom (a) at the expense of the Borrower (the amount of such expenses to be reasonable) for the first two such visits in any calendar year and thereafter, so long as no Default has occurred and is continuing at the expense of the Administrative Agent or (b) at the expense of the Borrower (the amount of such expenses to be reasonable), if a Default has occurred and is continuing on the date of such visit, inspection or examination) and to discuss its affairs, finances and accounts (including transactions, agreements and other relations with any shareholders) with, and to be advised as to the same by, its officers and independent public accountants, all upon reasonable notice and at such reasonable times and intervals as the Administrative Agent may desire.

7.4

Maintenance of Security; Insurance; Operating Accounts; Transfer Orders.

7.4.1

(a)

Each Loan Party shall execute and deliver, or cause the appropriate Person to execute and deliver, to the Administrative Agent for the benefit of the Administrative Agent and the Lenders all Mortgages, Pledge Agreements, Security Agreements, and Deposit Account Control Agreements and such other documents and instruments (including division and transfer orders), and supplements and amendments thereto, and take such other actions as the Administrative Agent reasonably deems necessary or desirable in order to (i) maintain as valid, enforceable, first-priority, perfected Liens (subject only to the Permitted Liens), all Liens granted to secure the Obligations or (ii) monitor or control the proceeds therefrom.  Each Loan Party authorizes the Administrative Agent to complete and file, from time to time, financing statements naming any Loan Party or any of their respective Subsidiaries as debtor to perfect Liens granted by the Loan Parties or any of their respective Subsidiaries to the Administrative Agent.  Each Loan Party shall at all times have the proceeds of production from the Mortgaged Properties paid into one of the accounts set forth on Schedule 6.16 (other than a Site Specific Trust Account) or other account approved by the Administrative Agent for which a Deposit Account Control Agreement has been executed and delivered to the Administrative Agent.

(b)

Each Loan Party and each of their respective Subsidiaries shall maintain, or cause to be in effect at all times, first and prior Liens, subject only to Permitted Liens, in favor of the Administrative Agent for the benefit of the Administrative Agent and the Lenders by instruments properly recorded in the applicable jurisdictions covering no less than 90% of the Total Proved PV10 Value of the Oil and Gas Properties of the Loan Parties and their respective Subsidiaries included in the most recent Reserve Report, and all related equipment, contracts, accounts, licenses and other property, both real and personal whether now owned or hereafter acquired.  The Borrower shall use the values in the Reserve Report to determine whether it is in compliance with this covenant.

(c)

Each Loan Party and each of their respective Subsidiaries will at all times maintain or cause to be maintained with financially sound and reputable insurance companies insurance covering such risks as are customarily carried by businesses similarly situated, including, without limitation, risks of loss or damage by fire and against other hazards customarily insured against, but in no event shall maintain insurance coverage which is materially less beneficial to such Loan Party or such Subsidiary than the insurance described on Schedule 7.4 hereto.  The Administrative Agent, on behalf of itself and the Lenders, will be named as loss payee and additional insured, as appropriate, with respect to such insurance.  Subject to the terms of the Intercreditor Agreement and the Revolving Credit Agreement, all proceeds of such insurance shall be paid to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, to be retained by the Administrative Agent at its option, for application to the payment of such portion of the Obligations as the Administrative Agent may determine in its reasonable discretion or shall be applied to repair, restore or replace any such insurable loss or damage, provided that, so long as no Event of Default shall have occurred and be continuing, at the request of Borrower, such proceeds shall be disbursed to Borrower upon such terms and conditions as the Administrative Agent may reasonably deem appropriate for its protection to pay the cost of repairing, replacing or restoring Collateral or purchasing replacement Collateral; provided, further, that the proceeds of any control of well insurance or similar insurance shall be used to pay for the costs remediating the problem insured against.  Borrower will furnish to the Administrative Agent, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.

7.4.2

Each Loan Party shall and shall cause its respective Subsidiaries, upon request of the Administrative Agent, to execute such transfer orders, letters-in-lieu of transfer orders or division orders as the Administrative Agent reasonably may from time to time request in respect of the Collateral and to deliver such documents to the purchaser of production from the Mortgaged Properties.

7.4.3

Each Loan Party shall give the Administrative Agent at least thirty (30) days prior written notice if a Person not listed on Schedule 1.3 intends to become a Hydrocarbon Purchaser.  The notice will contain the Person’s name and address (including contact person) and specify the Oil and Gas Properties to which the purchases relate.

7.4.4

No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to, open any new Deposit Account or Securities Account without first (a) giving prior written notice to the Administrative Agent and (b) except for any Site Specific Trust Account, delivering to the Administrative Agent a fully executed Deposit Account Control Agreement with respect thereto.

7.5

Payment of Taxes and Claims.  Each Loan Party will and will cause its respective Subsidiaries to pay (a) all Taxes imposed upon it or any of its assets or with respect to any of its franchises, business, income or profits before any material penalty or interest accrues thereon and (b) all material claims (including, without limitation, claims for labor, services, materials and supplies and under any operating agreements) for sums which have become due and payable and which have or might become a Lien (other than a Permitted Lien) on any of its assets; provided, however, that no payment of such Taxes or claims shall be required if (i) the amount, applicability or validity thereof is currently being contested in good faith by appropriate action promptly initiated and diligently conducted, (ii) the Borrower shall have set aside on its books reserves (segregated to the extent required by GAAP) reasonably deemed by it to be adequate with respect thereto, and (iii) if material, the Borrower has notified the Administrative Agent of such circumstances, in detail reasonably satisfactory to the Administrative Agent.

7.6

Payment of Debt; Additional Debt; Payment of Accounts.

7.6.1

Each Loan Party and each Subsidiary will (a) pay, renew or extend or cause to be paid, renewed or extended the principal of, and the prepayment charge, if any, and interest on all Material Debt heretofore or hereafter incurred or assumed by it when and as the same shall become due and payable unless such payment is prohibited by the Loan Documents or would cause a Default hereunder; (b) faithfully perform, observe and discharge all unwaived covenants, conditions and obligations imposed on it by any instrument evidencing such Debt or by any indenture or other agreement securing such Debt or pursuant to which such Debt is issued unless such performance, observance or discharge would cause a Default hereunder; and (c) not permit the occurrence of any act or omission which would constitute a material default under any such instrument, indenture or agreement, in each case prior to the time that the holders of such Debt (or any agent or trustee for such holders) would be entitled to declare such Debt due and payable in full.

7.6.2

No Loan Party nor any Subsidiary will create, incur or suffer to exist any Debt, except without duplication (a) Debt to the Lenders under this Agreement and (b) Permitted Debt.

7.6.3

Each Loan Party and each Subsidiary shall pay all of its trade and other accounts payable within 60 days after the invoice date therefor, unless such payables are being contested in good faith by appropriate proceedings and as to which such reserve as is required by GAAP has been made; provided that, the accounts payable set forth on Schedule 6.24 shall not be permitted to remain unpaid for longer than as permitted under the Plan of Reorganization.

7.6.4

No Loan Party nor any Subsidiary will permit or allow the terms and provisions of the Revolving Credit Facility to be amended without the consent of the Administrative Agent and the Required Lenders, except as permitted under the terms of the Intercreditor Agreement.

7.7

Negative Pledge.  No Loan Party nor any Subsidiary will create, suffer to exist or otherwise allow any Liens to be on or otherwise to affect any of its Property whether now owned or hereafter acquired, except Permitted Liens.

7.8

Loans and Advances to Others; Investments; Restricted Payments.

7.8.1

No Loan Party nor any of their respective Subsidiaries will make or suffer to exist any loan, advance or extension of credit to any Person except (a) trade and customer accounts receivable which are for goods furnished or services rendered in the ordinary course of business and which are payable in accordance with customary trade terms, (b) Permitted Investments, (c) advances to employees of such Loan Party or such Subsidiary for payment of expenses in the ordinary course of business and (d) other extensions of credit customary in the oil and gas business, including payments as operator for operating expenses to be reimbursed by non-operators.

7.8.2

No Loan Party nor any of their respective Subsidiaries will make any capital contribution to or to acquire any Investment in, or to purchase or agree to purchase any interest in or Debt of, any Person; provided that the foregoing restriction will not prohibit (a) any transaction permitted by clauses (a) and (b) of Section 7.8.1, (b) the purchase or acquisition of producing Oil and Gas Properties, or (c) Investments received by any Loan Party or any of its respective Subsidiaries in connection with workouts with, or bankruptcy, insolvency or other similar proceedings with respect to, customers, working interest owners or other industry partners in the ordinary course of business in an aggregate amount not to exceed $2,000,000 at any one time outstanding.

7.8.3

No Loan Party will, directly or indirectly, make any Restricted Payment; provided, however, that payments in kind (but not in cash) may be made to each of Thomas F. Cooke and Andrew C. Clifford in accordance with the terms of the Subordinated Notes described in clauses (a) and (b), respectively, of the definition thereof.

7.9

Consolidation, Merger, Maintenance, Change of Control; Disposition of Property; Restrictive Agreements; Hedging Agreements; Modification of Organizational Documents.

7.9.1

No Loan Party nor any of their respective Subsidiaries will (a) consolidate or merge with or into any other Person (other than the merger of any Subsidiary of the Borrower into the Borrower where the Borrower is the surviving Person or into a Guarantor where a Guarantor is the surviving Person or the surviving person becomes a Guarantor), (b) sell, lease or otherwise transfer all or substantially all of its Property to any other Person, (c) terminate, or fail to maintain, its existence as a corporation in its state of incorporation or (d) terminate, or fail to maintain, its good standing and qualification to transact business in all jurisdictions where the nature of its business requires the same.

7.9.2

No Loan Party nor any of their respective Subsidiaries will sell or otherwise transfer, remove or destroy all or any portion of the Collateral or, any Property having Collateral Value without the prior written consent of the Required Lenders, which consent, with respect to Property not having Collateral Value, shall not be unreasonably withheld, conditioned or delayed by any Lender or the Administrative Agent, except for (a)  sales of Hydrocarbons after severance in the ordinary course of business, provided that no contract for the sale of Hydrocarbons shall obligate the Borrower or any of its Subsidiaries to deliver Hydrocarbons produced from any of the Collateral at some future date without receiving full payment therefor within 90 days of delivery, (b) the sale or other disposition of its personal Property destroyed, worn out, damaged, or having only salvage value or no longer used or useful in the business of the Borrower or any Subsidiary, (c) dispositions of claims against customers, working interests owners, other industry partners or any other Person in connection with workouts or bankruptcy, insolvency or other similar proceedings with respect of such Person thereto not affecting Collateral, (d) the assignment or participation to a non-Affiliate of any working interest in Oil and Gas Properties not constituting Collateral that have no Proved Reserves, in the ordinary course of business, on customary terms and in arms’ length transactions, or (e) the abandonment of Oil and Gas Properties that are not capable of producing Hydrocarbons in paying quantities after expiration of their primary terms.  In the event of any disposition of Property permitted under this Section 7.9.2, the Administrative Agent is authorized on behalf of the Lenders to release and shall promptly release any Liens in favor of the Administrative Agent for the benefit of the Lenders or any other Persons covering such Property upon the written request from an authorized representative of the Borrower which specifically identifies the subject Property and certifies that such disposition complies with the terms of this Section.

7.9.3

No Loan Party nor any of their respective Subsidiaries will be or become party to or bound by any agreement (including, without limitation, any undertaking in connection with the incurrence of Debt or issuance of securities) which imposes any limitation on the disposition of the Collateral which in any way would be contravened by the Loan Parties’ or any of their respective Subsidiaries’ performance of its obligations hereunder or under the other Loan Documents or which contains any prohibition on pledging all or any portion of the Loan Parties’ or any Subsidiary’s Property to the Administrative Agent for the benefit of the Lenders.

7.9.4

(a)

No Loan Party will enter into any Hedging Agreement, other than Acceptable Commodity Hedging Agreements.  No Subsidiary (other than Guarantors) shall enter into any Hedging Agreements.

(b)

No Loan Party will cause or permit any Commodity Hedging Agreement now existing or hereafter entered into by such Loan Party to be amended or modified in any material respect or terminated prior to its stated expiration date or liquidated without the prior written consent of the Administrative Agent, which consent will not be unreasonably withheld, or as required to remain in compliance with clause (a) preceding.

7.9.5

The Borrower will not (a) prepay or otherwise satisfy prior to the schedule maturity thereof in any manner any of the Subordinated Notes, (b) make any payment in violation of any subordination terms applicable thereto or (c) amend, restate, supplement or otherwise modify the Subordinated Notes, in each case, without the prior written consent of the Administrative Agent.

7.9.6

The Loan Parties will promptly, and in any event within ten (10) days after the occurrence, deliver notice to the Administrative Agent of any amendment or other modification to the certificate of incorporation, bylaws or other organizational documents of any Loan Party or any of their respective Subsidiaries in any material or in any respect which could be adverse to the interests of the Administrative Agent or the Lenders.

7.10

Primary Business; Location of Borrower’s Office; Ownership of Assets.

7.10.1

The primary business of the Loan Parties and each of their Subsidiaries shall be and remain the oil and gas exploration, development, production, transportation and gathering business and the operation of oil and gas properties.

7.10.2

The location of the principal place of business and executive office of (a) each Loan Party (other than THG and HOG) shall remain at 7500 San Felipe, Suite 675, Houston, Texas 77063 and (b) each of THG and HOG shall remain at 67201 Industry Lane, Covington, Louisiana  70433, in each case, unless at least thirty (30) days prior to any change in such address such Loan Party provides the Administrative Agent with written notice of such pending change, provided, however, that each Loan Party’s principal place of business and executive office shall remain in the United States of America.

7.10.3

Except as a result of sales, transfers or other dispositions permitted hereunder, the Borrower and its Consolidated Subsidiaries will at all times own, both beneficially and of record, all real property comprising Oil and Gas Properties reflected in its financial statements delivered to the Administrative Agent from time to time, subject only to Permitted Liens.

7.11

Operation of Properties and Equipment; Compliance with and Maintenance of Contracts; Duties as Non-Operator.

7.11.1

(a)

Each Loan Party and each of its respective Subsidiaries shall maintain, develop and operate its Oil and Gas Properties in a good and workmanlike manner and will observe and comply in all material respects with all of the terms and provisions, express or implied, of all oil and gas leases relating to such Properties in order to keep such leases in effect for so long as such Crude Oil and Natural Gas Leases are capable of producing Hydrocarbons in commercial quantities.

(b)

Except to the extent replaced by another Loan Party, no Loan Party nor any of its Subsidiaries shall resign as the named operator for each well in which it now or hereafter owns an interest if it is the operator thereof on the date hereof or becomes the operator thereof subsequent hereto.

(c)

Each Loan Party and each of its respective Subsidiaries shall at all times, maintain, preserve and keep all operating equipment used or useful with respect to the Oil and Gas Properties of the Loan Parties or the Subsidiaries in proper repair, working order and condition, ordinary wear and tear excepted, and make all necessary or appropriate repairs, renewals, replacements, additions and improvements thereto so that the efficiency of such operating equipment shall at all times be properly preserved and maintained, ordinary wear and tear excepted, provided that no item of operating equipment need be so repaired, renewed, replaced, added to or improved, if the Borrower shall in good faith determine that such action is not necessary or desirable for the continued efficient and profitable operation of the business of the Loan Parties and their respective Subsidiaries.

7.11.2

Each Loan Party and each of its respective Subsidiaries shall comply in all material respects with all agreements, easements, licenses, franchises, permits and contracts (both existing and future) applicable to or relating to its Oil and Gas Properties or the production and sale of Hydrocarbons therefrom and all applicable proration and conservation laws of the jurisdictions in which such Properties are located.

7.11.3

With respect to the Oil and Gas Properties referred to in this Section which are operated by operators other than the Loan Parties or one of their respective Subsidiaries, no Loan Party nor any of their respective Subsidiaries shall be obligated itself to perform any undertakings contemplated by the covenants and agreements contained in this Section which are performable only by such operators and are beyond the control of such Loan Party or such Subsidiary, but such Loan Party or such Subsidiary shall use reasonable efforts to cause such operators to perform such undertakings.

7.11.4

No Loan Party nor any of their respective Subsidiaries will amend, alter or change in any respect adverse to the interests of the Loan Parties and their Subsidiaries, taken as a whole, or the Administrative Agent and the Lenders any agreements relating to the operations or business arrangements of the Loan Parties or any of their Subsidiaries, including, without limitation, any agreements relating to the compression, gathering, sale or transportation of Crude Oil and Natural Gas.

7.12

Transactions with Affiliates.  No Loan Party nor any of their respective Subsidiaries will engage in any transaction with an Affiliate (other than a Loan Party) unless such transaction is at least as favorable to such Loan Party or such Subsidiary as could be obtained in an arm’s length transaction with an unaffiliated third party.

7.13

Plans.  No Loan Party nor any of their respective Subsidiaries will assume or otherwise become subject to an obligation to contribute to or maintain any Plan or Multiemployer Plan or acquire any Person which has at any time had an obligation to contribute to or maintain any Plan or Multiemployer Plan.

7.14

Compliance with Laws and Documents.  No Loan Party nor any of their respective Subsidiaries will, directly or indirectly, violate in any material respect the provisions of any laws or any of its Material Agreements or violate its certificate of incorporation or bylaws.

7.15

Certain Financial Covenants.

7.15.1

Quarterly EBITDA to Cash Interest Expense.  The Borrower will not permit the ratio of EBITDA to Interest Expense to be less than (a) 1.80 to 1.00, determined as of the end of the calendar quarter ending on June 30, 2010; (b) 1.65 to 1.00, determined as of the end of the calendar quarter ending on September 30, 2010; (c) 1.75 to 1.00, determined as of the end of the calendar quarter ending on December 31, 2010; (d) 2.00 to 1.00, determined as of the end of the calendar quarter ending on March 31, 2011; and (e) 2.25 to 1.00, determined as of the end of the calendar quarters ending on or after June 30, 2011.

7.15.2

Current Ratio.  Commencing with the fiscal quarter that begins on April 1, 2010 and at the end of each fiscal quarter thereafter, the Borrower will not permit at any time the ratio of its Current Assets to its Current Liabilities to be less than 1.00 to 1.00.

7.15.3

Total Debt to Annualized EBITDA.  The Borrower will not permit the ratio of Total Debt to Annualized EBITDA to be greater than the values indicated below for the fiscal quarters indicated below:

Calendar Quarter ending:	Total Debt to Annualized EBITDA
June 30, 2010	6.25
September 30, 2010	6.00
December 31, 2010	5.5
March 31, 2011	5.25
June 30, 2011	4.75
September 30, 2011	4.5
December 31, 2011	4.5
March 31, 2012	4.25

7.15.4

Minimum EBITDA.  The Borrower will not permit its EBITDA as of the last day of each calendar quarter to be less than the amounts specified below for the respective calendar quarter:

Calendar Quarter ending:	Minimum EBITDA
June 30, 2010	$6,000,000
September 30, 2010	$6,300,000
December 31, 2010	$7,000,000
March 31, 2011	$7,200,000
June 30, 2011	$7,200,000
September 30, 2011	$7,500,000
December 31, 2011	$7,750,000
March 31, 2012	$7,750,000

7.15.5

Development Program Expenditures.  The Borrower will not make any unreasonable Development Program Expenditures.

7.15.6

Total Proved PV10 Value to Net Total Debt.  The Borrower will not permit the ratio of Total Proved PV10 Value to Total Debt (net of unrestricted cash and cash equivalents) in each case, on a consolidated basis as of the last day of each fiscal quarter to be less than 1.25 to 1.00.

7.15.7

 Minimum Net Production.  As of the last day of each fiscal quarter, the Borrower shall cause the Hydrocarbon production of the Borrower and its Subsidiaries, net of royalties and production due other parties, to be no less than the number of barrels of oil equivalents per day on average during such fiscal quarter set forth below, based on a conversion rate of 6 mcf of Natural Gas per barrel of Crude Oil and exclusive of any shut-ins resulting from a named tropical storm or hurricane and incidents or accidents that cause pipelines not to be operating for reasons outside the Borrower’s reasonable control:

Calendar Quarter ending:	Minimum Net Production BOE Per Day
June 30, 2010	1,900
September 30, 2010	2,100
December 31, 2010	2,300
March 31, 2011	2,200
June 30, 2011	2,200
September 30, 2011	2,300
December 31, 2011	2,400
March 31, 2012	2,300

7.16

Tax Shelter.  In the event the Borrower determines to take any action inconsistent with the representation in Section 6.9.2, it will promptly notify the Administrative Agent thereof.  Accordingly, if the Borrower so notifies the Administrative Agent, the Borrower acknowledges that the Administrative Agent and the Lenders may treat the Loans as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and the Administrative Agent and the Lenders will maintain the lists and other records required by such Treasury Regulation.

7.17

Additional Documents; Quantity of Documents; Title Data; Additional Information.

7.17.1

Each Loan Party promptly shall execute and deliver or cause to be executed and delivered such other and further instruments or documents as in the reasonable judgment of the Administrative Agent may be required to cure any defects in the Loan Documents, to further evidence and more fully describe the Collateral, to correct omissions in the Loan Documents or to perfect, protect or preserve any Liens created pursuant to the Loan Documents.

7.17.2

Each Loan Party will deliver all instruments, certificates, opinions, reports and documents required hereunder in such number of counterparts as the Administrative Agent may reasonably request.

7.17.3

Upon the request of the Administrative Agent following either (i) the acquisition of any Oil and Gas Properties by any Loan Party or any of their respective Subsidiaries or (ii) the recharacterization of any Oil and Gas Property as a “Proved Reserve,” the Borrower and/or the Guarantors shall cause to be delivered to the Administrative Agent any additional or supplemental title opinions, in form and substance and from attorneys reasonably acceptable to the Administrative Agent, or other confirmation of title acceptable to the Administrative Agent, which when considered in connection with all title opinions or materials previously delivered to the Administrative Agent, cover no less than 90% of the Total Proved PV10 Value of the Oil and Gas Properties of the Loan Parties and their respective Subsidiaries included in the most recent Reserve Report, as adjusted for any such acquisitions, and promptly, but in any event within thirty (30) days following notice from the Administrative Agent of any defect, material in the opinion of the Administrative Agent, in the title of the mortgagor under any Mortgage to any Oil and Gas Property covered thereby, clear such title defect, and in the event any such title defects are not cured in a timely manner, pay all related costs and fees incurred by the Administrative Agent and the Lenders in attempting to do so.

7.17.4

Each Loan Party shall furnish to the Administrative Agent, promptly upon the request of the Administrative Agent, such additional financial or other information concerning the assets, liabilities, operations, and transactions of the Borrower and its Subsidiaries as the Administrative Agent may from time to time reasonably request.

7.18

Subsidiaries.

7.18.1

No Loan Party nor any of their respective Subsidiaries shall form or acquire any Subsidiaries without the prior written consent of the Administrative Agent and the Required Lenders, other than the formation or acquisition by the Borrower of wholly-owned Subsidiaries after compliance with Section 7.18.2.

7.18.2

Concurrently with the acquisition or formation of any subsidiary which is to be a Subsidiary and prior to the Borrower’s advancing or contributing any amounts to or into such Subsidiary, the Borrower shall cause to be delivered to the Administrative Agent for the benefit of the Lenders, (a) the Assumption Agreement executed by such Subsidiary, (b) a Pledge Agreement duly executed by the Borrower or a Subsidiary of the Borrower, as applicable, covering the Equity Interests of such Subsidiary, (c) stock certificates or other instruments representing all the Equity Interest of such Subsidiary and stock powers and instruments of transfer, endorsed in blank, with respect to such stock certificates or other instruments, or, if any Equity Interests pledged pursuant to such Pledge Agreement are uncertificated securities, confirmation and evidence satisfactory to the Administrative Agent that the security interest in such uncertificated securities has been transferred to and perfected by the Administrative Agent in accordance with the UCC, (d) a Security Agreement duly executed by such Subsidiary covering all personal property of such Subsidiary, (e) all documents and instruments, including Uniform Commercial Code Financing Statements (Form UCC-1), or reasonably requested by the Administrative Agent to be filed, registered or recorded to create or perfect the Liens intended to be created under each Pledge Agreement and Security Agreement, (f) UCC Searches, all dated reasonably close to the date of the Pledge Agreement and Security Agreement and in form and substance satisfactory to the Administrative Agent, and evidence reasonably satisfactory to the Administrative Agent that any Liens indicated in such UCC Searches are Permitted Liens or have been released, (g) a Deposit Account Control Agreement duly executed by such Subsidiary of the Borrower and the Administrative Agent regarding the Deposit Account applicable to such Subsidiary, (h) notices of payment instructions addressed to all purchasers of Hydrocarbons produced from the Oil and Gas Properties of such Subsidiary, (i) letter-in-lieu of transfer order with respect to the Oil and Gas Properties of such Subsidiary and (j) if required by the Administrative Agent, title opinion or other title information relating to such Oil and Gas Properties.

7.19

Mortgaged Property.

7.19.1

Each Loan Party will observe and comply with all of the terms and provisions, express or implied, of the Crude Oil, Natural Gas or Crude Oil and Natural Gas (or Crude Oil, Natural Gas and mineral) leases included in or relating to the Mortgaged Property (herein called “Subject Leases”) and assignments constituting a part of the Mortgaged Property in order to keep the same in full force and effect.  Each Loan Party will also, and will cause its respective Subsidiaries to, protect all Oil and Gas Properties included in the Mortgaged Property against drainage of Hydrocarbons thereunder by reason of production on other properties.

7.19.2

Promptly upon receipt of any written request from the Administrative Agent, the Loan Parties and their respective Subsidiaries will furnish and deliver, pursuant to such request, all title materials in the possession of such Loan Party and its respective Subsidiaries or to which such Loan Party and its respective Subsidiaries has access, including all title opinions and abstracts of title prepared by competent abstractors and covering title to the real property hereby mortgaged.  Should any Loan Party or any Subsidiary fail to furnish such title opinions and abstracts upon such request, the Administrative Agent may proceed to obtain such title materials, and any and all costs so incurred shall be added to and included in the indebtedness secured hereby and shall be payable by such Loan Party and its respective Subsidiaries upon demand, the obligation for such payment being secured by all liens and remedies granted in any Mortgage.  Any abstracts furnished by any Loan Party or any Subsidiary or so acquired by the Administrative Agent shall be and constitute a part of the Mortgaged Property, as above defined.

7.19.3

The Loan Parties and their respective Subsidiaries will, if requested by the Administrative Agent, furnish the Administrative Agent any information or data possessed by such Loan Party and its respective Subsidiaries with respect to the Mortgaged Property, and in the case of Crude Oil and Natural Gas Leases full information, including independent engineering reports and seismic data and interpretation, shall be furnished with regard to the wells drilled or reworked or drilling or reworking operations being conducted thereon, including, without limitation, electrical logs, core analyses, well pressure reports and copies of any electronic data and/or files used or produced in connection with reserve calculations; provided that the Loan Parties and their respective Subsidiaries shall not be obligated to disclose information subject to a valid and binding confidentiality agreement (or other agreement restricting disclosure of information) with a third party without first obtaining the consent of such third party, and each Loan Party and its respective Subsidiaries, to the extent requested by the Administrative Agent, will use its reasonable efforts to obtain such consent.

7.19.4

The Loan Parties and their respective Subsidiaries shall make available to the Administrative Agent, or its engineers, attorneys or representatives, at any time requested, its complete files and contracts on the Mortgaged Properties and the wells, pipelines and other property located thereon, or regarding the operations of (or the production from) the Mortgaged Property, and in the event the Administrative Agent should take possession of the Mortgaged Property pursuant to a Mortgage or applicable law, or a keeper appointed pursuant to a Mortgage or applicable law should take possession of the Mortgaged Property, the Administrative Agent shall be entitled to possess as Collateral of all such files and contracts including seismic data and interpretation.  Should any Mortgage be foreclosed (howsoever such foreclosure may be affected), the purchaser at the foreclosure sale shall be entitled to all such files as provided pursuant to the terms of such foreclosure and such Mortgage.

7.20

Farm-Out Agreements.  Neither the Borrower nor any of its Subsidiaries will, after the Effective Date, enter into any farm-out agreements.

7.21

Exceptions to Covenants.  No Loan Party nor any of its respective Subsidiaries shall be permitted to take any action which is permitted by any of the covenants contained in this Agreement if such action is in breach of any other covenant contained in this Agreement.

ARTICLE VIII

DEFAULTS; REMEDIES

8.1

Events of Default; Acceleration of Maturity.  If any one or more of the following events (each an “Event of Default”) shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or Governmental Authority or otherwise):

8.1.1

(a)

any Loan Party shall fail to pay, when due, any principal portion of any Obligation; or

(b)

any Loan Party shall fail to pay when due, any interest on any Loan, if such failure shall continue unremedied for a period of three (3) days; or

(c)

any Loan Party shall fail to pay when due, any fees or other amounts payable hereunder and not covered by clauses (a) or (b) above, if such failure shall continue unremedied for a period of ten (10) days; or

8.1.2

any Loan Party or any Subsidiary shall fail to observe or perform any covenant or agreement contained in Sections 7.2.3, 7.4.4, 7.6.2, 7.7, 7.8, 7.9, 7.15, or 7.17.3, or

8.1.3

any Loan Party or any Subsidiary shall fail to observe or perform any covenant or agreement contained in this Agreement or the other Loan Documents (other than those covered by Sections 8.1.1 or 8.1.2), for a period of thirty (30) days from the earlier of (a) the date on which such failure shall first become known to any Loan Party or any of its Subsidiaries and (b) written notice thereof is given to the Borrower by the Administrative Agent; or

8.1.4

except for the Chapter 11 Case, any Loan Party or any of its respective Subsidiaries shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall  fail generally to pay its debts as they become due, or shall take any corporate or other action to authorize any of the foregoing; or

8.1.5

an involuntary case or other proceeding shall be commenced against any Loan Party or any of its respective Subsidiaries seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed or unstayed for a period of 60 days; or an order for relief shall be entered against any Loan Party or any of its respective Subsidiaries under the federal bankruptcy laws as now or hereafter in effect; or

8.1.6

any Loan Party shall fail to observe the covenant contained in Section 7.13 and such failure could reasonably be expected to have a Material Adverse Effect; or

8.1.7

(i) any Loan Party or any of its respective Subsidiaries shall default in the payment of any of any Material Debt (other than the Loans), including, without limitation, the Revolving Credit Facility, and such default shall continue beyond any applicable cure period or (ii) any other event or condition occurs which results in the acceleration of a Material Debt or which permits the holder thereof to accelerate a Material Debt of the Borrower or any of its Subsidiaries; or

8.1.8

one or more judgments or orders for the payment of money aggregating in excess of $500,000 shall be rendered against any Loan Party or any of its respective Subsidiaries which is not covered by insurance as to which the insurer has acknowledged full coverage �herefore (subject to customary deductibles) and coverage of which such insurer is not disputing and such judgment or order (a) shall continue unsatisfied or unstayed (unless bonded with a supersedeas bond at least equal to such judgment or order) for a period of thirty (30) days, or (b) is not fully paid and satisfied to the date on which any of its Property may be lawfully sold to satisfy such judgment or order; or

8.1.9

any representation, warranty, certification or statement made or deemed to have been made by or on behalf of any Loan Party or any other Person in this Agreement or by any Loan Party or any other Person in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made; or

8.1.10

any material license, franchise, permit, or authorization issued to the Borrower or any of its Subsidiaries by any Governmental Authority, the loss of which could reasonably be expected to result in a Material Adverse Effect, is forfeited, revoked, or not renewed; or any proceeding with respect to such forfeiture or revocation is instituted and is not resolved or dismissed within ninety (90) days of the date of the publication of the order instituting such proceeding; or a default shall occur under any Material Agreement, other than this Agreement, to which the Borrower or any of its Subsidiaries is a party or by which any of its Property is bound which could reasonably be expected to have a Material Adverse Effect;

8.1.11

a Change of Control Event shall occur, except as a result of the issuance of Equity Interests by the Borrower, the net proceeds of which are used to prepay the Obligations in full; or

8.1.12

 (a) this Agreement, any Security Document or any other Loan Document ceases to be in full force and effect (except in accordance with its terms) or is declared null and void or the validity or enforceability is contested or challenged by any Loan Party, any Affiliate of any Loan Party or any of their respective members, partners or shareholders; (b) any Loan Party denies that it has any liability or obligation under this Agreement, any of the Security Documents or any other Loan Document; or (c) any of the Liens and security interests granted to the Administrative Agent under the Security Documents cease to be valid or perfected or cease to have the priority required hereby or under the Security Documents;

then, and in every such event, the Administrative Agent shall if requested by the Required Lenders, declare the outstanding principal balance of and accrued interest on the Loans and the other Obligations to be, and the same shall thereupon forthwith become, due and payable without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor; provided that in the case of any of the Events of Default specified in Sections 8.1.4 and 8.1.5 with respect to the Borrower or any Guarantor, without any notice to the Borrower or any other act by the Administrative Agent or the Lenders, the Loans and the other Obligations (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by each of the Borrower and each Guarantor.  The Administrative Agent agrees to give prompt written notice to the Borrower of any remedial actions taken pursuant to Section 8.1.

8.2

Suits for Enforcement.  In case any one or more of the Events of Default specified in Section 8.1 shall have occurred and be continuing, the Administrative Agent may proceed to protect and enforce its rights and the rights of the Lenders either by suit in equity or by action of law, or both, whether for the specific performance of any covenant or agreement contained in this Agreement or the other Loan Documents or in aid of the exercise of any power granted in this Agreement or the other Loan Documents.  Upon the occurrence and during the continuation of an Event of Default, Lender may (i) enter the premises of the Borrower or any Guarantor at any time, and (ii) until it completes the enforcement of its rights in the Collateral subject to its security interest or lien under the Security Documents and the sale or other disposition of any Property subject to those documents, take possession of those premises without charge, rent or payment, or place custodians in control of any of the premises, remain on and use the premises and any of Collateral for the purpose of completing any work in progress, preparing any Collateral for disposition or collecting any Collateral.

8.3

Remedies Cumulative.  No remedy herein conferred upon the Administrative Agent or the Lenders is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

8.4

Remedies Not Waived.  No course of dealing and no delay in exercising any rights under this Agreement or under the other Loan Documents shall operate as a waiver of any rights hereunder or thereunder of the Administrative Agent or the Lenders.

ARTICLE IX

GUARANTEE

9.1

Guarantee.

9.1.1

The Borrower and each of the Guarantors hereby unconditionally and irrevocably guarantees to the Administrative Agent, for the ratable benefit of the Administrative Agent and the Lenders and each of their respective permitted successors, endorsees, transferees and assigns, the prompt and complete payment by the Borrower and the Guarantors when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations, provided, however, that each of the Guarantors shall be jointly and severally liable under this Article for the maximum amount of such liability that can be hereby incurred without rendering this Guarantee, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount.  This is a guarantee of payment and not collection and the liability of the Borrower and each Guarantor is primary and not secondary.

9.1.2

The guarantee contained in this Article shall remain in full force and effect at all times when Loans are outstanding.

9.1.3

No payment made by the Borrower, any Guarantor or any other Person, or received or collected by any Agent or any Lender from the Borrower, any Guarantor or any other Person, by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall, except to the extent of such payment, be deemed to modify, reduce, release or otherwise affect the liability of the Borrower or such Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by the Borrower or such Guarantor in respect of the Obligations or any payment received or collected from the Borrower or such Guarantor in respect of the Obligations), remain liable for the Obligations (except to the extent of such payment).

9.1.4

The Borrower and each Guarantor hereby unconditionally and irrevocably agree that in the event any payment shall be required to be made to any Agent or any Lender hereunder or under any other guaranty, the Borrower or such Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other Guarantor or Borrower so as to maximize the aggregate amount paid to such Agent or Lender under or in respect of the Loan Documents.

9.2

No Subrogation.  Notwithstanding any payment made by the Borrower or any Guarantor under this Article, under any Loan Document or any set-off or application of funds of the Borrower or any Guarantor by any Agent or any Lender, the Borrower or the applicable Guarantor shall not be entitled to be subrogated to any of the rights of any Agent or any Lender against the Borrower or any Guarantor or any collateral security or guarantee or right of offset held by any Agent or any Lender for the payment of the Obligations, nor shall the Borrower or such Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower or any Guarantor in respect of payments made by the Borrower or such Guarantor hereunder.  If any amount shall be paid to the Borrower or such Guarantor on account of such subrogation rights, such amount shall be held by the Borrower or such Guarantor in trust for the Agents and the Lenders, segregated from other funds of the Borrower or such Guarantor, and shall, forthwith upon receipt by the Borrower or such Guarantor, be turned over to the Administrative Agent in the exact form received by the Borrower or such Guarantor (duly indorsed by the Borrower or such Guarantor to the Administrative Agent, if required), to be applied against the Obligations, whether matured or unmatured), in such order as the Administrative Agent may determine but subject in any event to the terms and provisions of this Agreement.

9.3

Amendments, etc. with respect to the Obligations.  The Borrower and each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against the Borrower or such Guarantor and without notice to or further assent by the Borrower or such Guarantor, any demand for payment of any of the Obligations made by any Agent or any Lender may be rescinded by such Agent or such Lender and any of the Obligations continued, and the Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee �herefore or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by any Agent or any Lender, and this Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders or all Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by any Agent or any Lender for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent, nor any Lender shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for the guarantee contained in this Article or any property subject thereto.

9.4

Guarantees Absolute and Unconditional.  Each of the Borrower and each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by any Agent or any Lender upon the guarantee contained in this Article or acceptance of the guarantee contained in this Article; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Article; and all dealings between the Borrower and any of the Guarantors, on the one hand, and the Agents and the Lenders, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Article.  Each of the Borrower and each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower and the Guarantors with respect to the Obligations. Each of the Borrower and the Guarantors understands and agrees that the guarantee contained in this Article shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of this Agreement or any other Loan Document, any of the Obligations or any other collateral security �herefore or guarantee or right of offset with respect thereto at any time or from time to time held by any Agent or any Lender, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower or any Guarantor or any other Person against any Agent or any Lender, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Guarantors or the Borrower), other than payment or performance, which constitutes, or might be construed to constitute, an equitable or legal discharge of any of the Borrower or the Guarantors for the Obligations, or of the Borrower or the Guarantors under the guarantee contained in this Article, in bankruptcy or in any other instance.  When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against the Borrower or such Guarantor any Agent or any Lender may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower or any Guarantor or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by any Agent or any Lender to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower or any Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower or any Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve the Borrower or such Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of any Agent or any Lender against the Borrower or such Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

9.5

Reinstatement.  The guarantee contained in this Article shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by any Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its or their respective property, or otherwise, all as though such payments had not been made.

9.6

Additional Guarantors.  Each Subsidiary of the Borrower (as required to become a party to this Agreement pursuant to Section 7.18 of this Agreement) shall become a Guarantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement and shall thereafter have the same rights, benefits and obligations as a Guarantor party hereto on the date hereof.

ARTICLE X

MISCELLANEOUS

10.1

Amendments and Waivers.  Any provision of this Agreement or the other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Lenders (and, if the rights or duties of the Administrative Agent, by the Administrative Agent); provided that no such amendment or waiver shall, unless signed by all the Lenders, (i) subject any Lender to any obligation to make additional loans, (ii) reduce the principal of or rate of interest on any Loan or other Obligation, or any fees hereunder, (iii) postpone the date fixed for any payment of principal of or interest on any Loan, or any fees hereunder, (iv) change the definition of “Required Lenders” or the percentage of Lenders which shall be required for the Lenders or any of them to take any action under this Section or any other provision of this Agreement, (v) amend this Section 10.1 or (vi) effect a release of all or substantially all of the Collateral other than to facilitate the provisions of Section 7.9.2.  Delivery of an executed counterpart of such written instrument by telecopy or other electronic means shall be effective delivery of a manually executed counterpart of such written instrument.

10.2

Compliance with Laws.  It is the intention of the parties to comply with applicable usury laws (now or later enacted).  Accordingly, and notwithstanding any provision to the contrary in this Agreement, the other Security Documents or any other Loan Document, in no event will this Agreement or any other Loan Document require the payment or permit the collection of interest in excess of the maximum amount permitted by those laws.  If, under any circumstances, the fulfillment of any provision of this Agreement or of any other Loan Document will involve exceeding the limit prescribed by applicable law for the contracting for or charging or collecting interest, then the obligation to be fulfilled will, ipso facto, be reduced to the allowable limit, and if, under any circumstances, the Administrative Agent or any Lender ever receives pursuant to any of the Loan Documents anything of value as interest or that is deemed to be interest under applicable law that would exceed the Highest Lawful Rate, the amount that would otherwise be excessive interest will be applied to the reduction of the principal amount owing on the Loans or on account of any other indebtedness owed by Borrower to the Administrative Agent or such Lender, and not to the payment of interest; or, if any portion of the excessive interest exceeds the unpaid balance of principal of that indebtedness, then the excess amount will be refunded to Borrower.  In determining whether or not the interest paid or payable with respect to any indebtedness owed by Borrower to the Administrative Agent or such Lender exceeds the Highest Lawful Rate, Borrower and Lender will, to the maximum extent permitted by applicable law, (a) characterize any non principal payment as an expense, fee or premium rather than as interest, (b) exclude voluntary prepayments and the effects of them, (c) amortize, prorate, allocate and spread the total amount of interest throughout the full term of the indebtedness so that the actual rate of interest on account of the indebtedness does not exceed the maximum amount permitted by applicable law, and (d) allocate interest between portions of the indebtedness so that no portion will bear interest at a rate greater than that permitted by applicable law.

10.3

INDEMNITY.

10.3.1

IN ADDITION TO ANY OTHER INDEMNIFICATIONS HEREIN OR IN ANY OTHER LOAN DOCUMENTS, THE BORROWER AND EACH GUARANTOR, JOINTLY AND SEVERALLY, AGREE TO INDEMNIFY AND DEFEND AND HOLD HARMLESS ON A CURRENT BASIS THE INDEMNIFIED PARTIES, FROM AND AGAINST ANY AND ALL LIABILITIES, LOSSES, DAMAGES, COSTS, INTEREST, CHARGES, COUNSEL FEES AND OTHER EXPENSES AND PENALTIES OF ANY KIND WHICH ANY OF THE INDEMNIFIED PARTIES MAY SUSTAIN OR INCUR IN CONNECTION WITH ANY INVESTIGATIVE, ADMINISTRATIVE OR JUDICIAL PROCEEDING (WHETHER OR NOT THE ADMINISTRATIVE AGENT OR ANY LENDER SHALL BE DESIGNATED A PARTY THERETO) OR OTHERWISE BY REASON OF OR ARISING OUT OF THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS AND/OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  THE INDEMNIFICATION PROVISIONS IN THIS SECTION SHALL BE ENFORCEABLE REGARDLESS OF WHETHER THE LIABILITY IS BASED ON PAST, PRESENT OR FUTURE ACTS, CLAIMS OR LEGAL REQUIREMENTS (INCLUDING ANY PAST, PRESENT OR FUTURE BULK SALES LAW, ENVIRONMENTAL LAW, FRAUDULENT TRANSFER ACT, OCCUPATIONAL SAFETY AND HEALTH LAW, OR PRODUCTS LIABILITY, SECURITIES OR OTHER LEGAL REQUIREMENT), AND REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM INDEMNIFICATION IS SOUGHT) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION OR OF ANY OTHER INDEMNIFIED PARTY, OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED ON THE PERSON SEEKING INDEMNIFICATION OR ON ANY OTHER INDEMNIFIED PARTY, BUT SHALL NOT APPLY TO ANY LIABILITIES, LOSSES, DAMAGES, COSTS, INTEREST, CHARGES, FEES, EXPENSES OR PENALTIES ARISING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT ON THE PART OF THE INDEMNIFIED PARTY SEEKING INDEMNIFICATION UNDER THIS SECTION; WITH THE FOREGOING INDEMNITY SURVIVING SATISFACTION OF ALL OBLIGATIONS AND THE TERMINATION OF THIS AGREEMENT UNLESS ALL SUCH OBLIGATIONS HAVE BEEN SATISFIED WHOLLY IN CASH FROM THE BORROWER AND THE GUARANTORS AND NOT BY WAY OF REALIZATION AGAINST ANY COLLATERAL OR THE CONVEYANCE OF ANY PROPERTY IN LIEU THEREOF, AND PROVIDED THAT SUCH INDEMNITY SHALL NOT EXTEND TO ANY CLAIM, LOSS, DAMAGE, LIABILITY, FINE, PENALTY, CHARGE, PROCEEDING, ORDER, JUDGMENT, ACTION, OR REQUIREMENT ARISING FROM THE ACTS OR OMISSIONS OF ANY INDEMNIFIED PARTY SUBSEQUENT TO ANY INDEMNIFIED PARTY BECOMING THE OWNER OF SUCH PROPERTY.

10.3.2

Any amount to be paid under Section 10.3 to the Administrative Agent or any other Agent or any of the Lenders shall be a demand obligation owing by the Borrower and the Guarantors, jointly and severally, and if not paid within fifteen (15) days of demand shall bear interest from the date of expenditure by such Agent or the Lenders, as the case may be, until paid at a per annum rate equal to the Default Rate.  The obligations of the Borrower and the Guarantors under Section 10.3 shall survive payment of the Obligations and the assignment of any right hereunder.

10.4

Expenses.

10.4.1

The Borrower and each Guarantor, jointly and severally, shall pay (a) all reasonable out-of-pocket expenses of the Administrative Agent, including, without limitation, fees and disbursements of counsel for the Administrative Agent in connection with the preparation of this Agreement and the other Loan Documents (including, without limitation, the furnishing of any written or oral opinions or advice incident to this transaction) and, if appropriate, the recordation of the Loan Documents, any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder), and (b) if an Event of Default occurs, all out-of-pocket expenses incurred by the Administrative Agent, including, without limitation, fees and disbursements of counsel in connection with such Event of Default and collection and other enforcement proceedings resulting therefrom, fees of auditors, consultants, engineers and other Persons incurred in connection therewith (including, without limitation, the supervision, maintenance or disposition of the Collateral) and investigative expenses incurred by the Administrative Agent in connection therewith, which amounts shall be deemed compensatory in nature and liquidated as to amount upon notice to the Borrower by the Administrative Agent and which amounts shall include, but not be limited to (i) all court costs, (ii) attorneys’ fees, (iii) fees and expenses of auditors and accountants incurred to protect the interests of the Lenders, and (iv) fees and expenses incurred in connection with the participation by the Administrative Agent as a member of the creditors’ committee in a case commenced under any Insolvency Proceeding, together with interest at the per annum interest rate equal to the Default Rate, calculated on a basis of a calendar year of 365 or 366 days, as the case may be, counting the actual number of days elapsed, on each such amount from the date of notification to Borrower that the same was expended, advanced, or incurred by the Administrative Agent until the date it is repaid to the Administrative Agent, with the obligations under Section 10.4 surviving the non-assumption of this Agreement in a case commenced under any Insolvency Proceeding and being binding upon the Borrower, each Guarantor, and/or a trustee, receiver, custodian, or liquidator of the Borrower or any Guarantor appointed in any such case.

10.4.2

THE BORROWER AND EACH GUARANTOR, JOINTLY AND SEVERALLY, SHALL INDEMNIFY EACH LENDER AGAINST ANY TRANSFER TAXES, DOCUMENTARY TAXES, ASSESSMENTS OR CHARGES MADE BY ANY GOVERNMENTAL AUTHORITY BY REASON OF THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

10.4.3

Any amount to be paid under Section 10.4 to any Lender shall be a demand obligation owing by the Borrower and each Guarantor and if not paid within fifteen (15) days of demand shall bear interest from the date of expenditure by the Lender until paid at a per annum rate equal to the Default Rate.  The obligations of the Borrower and each Guarantor under Section 10.4 shall survive payment of the Obligations and the assignment of any right hereunder.

10.5

Survival.  All representations, warranties and covenants made by or on behalf of the Borrower or any of its Subsidiaries in this Agreement or the other Loan Documents herein or in any certificate or other instrument delivered by it or in its behalf under the Loan Documents shall be considered to have been relied upon by the Administrative Agent and the Lenders shall survive the delivery to the Administrative Agent and the Lenders of such Loan Documents or the extension of the Loans (or any part thereof), regardless of any investigation made by or on behalf of the Administrative Agent or any other Agent or the Lenders.

10.6

Applicable Law; Venue; Waiver of Jury Trial.

10.6.1

THIS AGREEMENT WILL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND PERFORMED IN NEW YORK, AND THE APPLICABLE FEDERAL LAWS OF THE UNITED STATES OF AMERICA, EXCEPT TO THE EXTENT ANOTHER JURISDICTION’S LAW IS EXPRESSLY ELECTED IN ANY LOAN DOCUMENT TO GOVERN OR APPLY TO SUCH LOAN DOCUMENT OR TO THE EXTENT THE LAWS OF ANY JURISDICTION WHERE COLLATERAL IS LOCATED REQUIRE APPLICATION OF SUCH LAWS WITH RESPECT TO SUCH COLLATERAL.

10.6.2

ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, ANY LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, ANY OTHER AGENT, THE LENDERS OR THE BORROWER OR ANY GUARANTOR IN CONNECTION HEREWITH OR THEREWITH MAY BE BROUGHT AND MAINTAINED IN THE COURTS OF THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; PROVIDED THAT, ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE ADMINISTRATIVE AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND.  THE BORROWER AND EACH GUARANTOR IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK AT THE ADDRESS FOR NOTICES SPECIFIED IN SECTION 14.1.  THE BORROWER AND EACH GUARANTOR HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  TO THE EXTENT THAT THE BORROWER OR SUCH GUARANTOR, AS APPLICABLE, HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, THE BORROWER AND EACH GUARANTOR HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THE LOAN DOCUMENTS.

10.6.3

THE BORROWER, EACH GUARANTOR, THE ADMINISTRATIVE AGENT, ANY OTHER AGENT AND EACH LENDER HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, IRREVOCABLY, AND UNCONDITIONALLY WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING, COUNTERCLAIM, OR OTHER LITIGATION THAT RELATES TO OR ARISES OUT OF ANY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE ACTS OR OMISSIONS OF THE ADMINISTRATIVE AGENT, OR THE LENDERS IN THE ENFORCEMENT OF ANY OF THE TERMS OR PROVISIONS OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR OTHERWISE WITH RESPECT THERETO.  THE PROVISIONS OF THIS SECTION ARE A MATERIAL INDUCEMENT FOR THE ADMINISTRATIVE AGENT’S, EACH OTHER AGENT’S AND, EACH LENDER’S ENTERING INTO THIS AGREEMENT.

10.7

Invalid Provisions, Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid, or unenforceable under present or future laws effective during the term hereof or thereof, such provision shall be fully severable, this Agreement and the other Loan Documents shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part thereof, and the remaining provisions hereof and thereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance therefrom.  Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as a part of this Agreement or the other Loan Documents a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid and enforceable.

10.8

ENVIRONMENTAL INDEMNIFICATION.  THE BORROWER AND EACH GUARANTOR, JOINTLY AND SEVERALLY, SHALL INDEMNIFY, DEFEND AND HOLD THE ADMINISTRATIVE AGENT, EACH OTHER AGENT AND EACH LENDER AND EACH OF THEIR SHAREHOLDERS, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, AND AFFILIATES AND EACH TRUSTEE FOR THE BENEFIT OF THE ADMINISTRATIVE AGENT OR THE LENDERS UNDER ANY SECURITY DOCUMENT (COLLECTIVELY, THE “INDEMNIFIED PARTIES”) HARMLESS ON A CURRENT BASIS FROM AND AGAINST ANY AND ALL CLAIMS, LOSSES, DAMAGES, LIABILITIES, FINES, PENALTIES, CHARGES, ADMINISTRATIVE AND JUDICIAL PROCEEDINGS AND ORDERS, JUDGMENTS, REMEDIAL ACTIONS, REQUIREMENTS AND ENFORCEMENT ACTIONS OF ANY KIND, AND ALL COSTS AND EXPENSES INCURRED IN CONNECTION THEREWITH (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS’ FEES AND EXPENSES) (THE “CLAIMS”), ARISING DIRECTLY OR INDIRECTLY, IN WHOLE OR IN PART, FROM (A) THE PRESENCE OF ANY HAZARDOUS SUBSTANCES ON, UNDER, OR FROM ANY PROPERTY OF THE BORROWER OR ANY OF ITS SUBSIDIARIES, WHETHER PRIOR TO OR DURING THE TERM HEREOF, (B) ANY ACTIVITY CARRIED ON OR UNDERTAKEN ON OR OFF ANY PROPERTY OF THE BORROWER OR ANY OF ITS SUBSIDIARIES, WHETHER PRIOR TO OR DURING THE TERM HEREOF, AND WHETHER BY THE BORROWER, ANY SUBSIDIARY, OR ANY PREDECESSOR IN TITLE, EMPLOYEE, AGENT, CONTRACTOR, OR SUBCONTRACTOR OF THE BORROWER OR ANY OF ITS SUBSIDIARIES OR ANY OTHER PERSON AT ANY TIME OCCUPYING OR PRESENT ON SUCH PROPERTY (BUT EXCLUDING INDEMNIFIED PARTIES), IN CONNECTION WITH THE HANDLING, TREATMENT, REMOVAL, STORAGE, DECONTAMINATION, CLEANUP, TRANSPORTATION, OR DISPOSAL OF ANY HAZARDOUS SUBSTANCES AT ANY TIME LOCATED OR PRESENT ON OR UNDER ANY PROPERTY OF THE BORROWER OR ANY SUBSIDIARY OF THE BORROWER, (C) ANY RESIDUAL CONTAMINATION ON OR UNDER ANY PROPERTY OF THE BORROWER OR ANY SUBSIDIARY OF THE BORROWER, OR (D) ANY CONTAMINATION OF ANY PROPERTY OR NATURAL RESOURCES ARISING IN CONNECTION WITH THE GENERATION, USE, HANDLING, STORAGE, TRANSPORTATION OR DISPOSAL OF ANY HAZARDOUS SUBSTANCES BY THE BORROWER OR ANY SUBSIDIARY OF THE BORROWER OR ANY EMPLOYEE, AGENT, CONTRACTOR, OR SUBCONTRACTOR OF THE BORROWER OR ANY SUBSIDIARY OF THE BORROWER WHILE SUCH PERSONS ARE ACTING WITHIN THE SCOPE OF THEIR RELATIONSHIP WITH THE BORROWER OR ANY SUBSIDIARY OF THE BORROWER, IRRESPECTIVE OF WHETHER ANY OF SUCH ACTIVITIES WERE OR WILL BE UNDERTAKEN IN ACCORDANCE WITH APPLICABLE REQUIREMENTS OF LAW, INCLUDING ANY OF THE FOREGOING IN THIS SECTION ARISING FROM THE SOLE NEGLIGENCE, COMPARATIVE NEGLIGENCE OR CONCURRENT NEGLIGENCE OF ANY OF THE INDEMNIFIED PARTIES OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED ON ANY OF THE INDEMNIFIED PARTIES, BUT NOT ANY OF THE FOREGOING IN THIS SECTION ARISING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT ON THE PART OF THE INDEMNIFIED PARTY SEEKING INDEMNIFICATION UNDER THIS SECTION.  THE FOREGOING INDEMNITY SHALL SURVIVE THE SATISFACTION OF ALL OBLIGATIONS, THE TERMINATION OF THIS AGREEMENT AND ANY TRANSFER OF THE PROPERTY OF THE BORROWER, ANY GUARANTOR OR ITS SUBSIDIARIES BY FORECLOSURE OR BY A DEED IN LIEU OF FORECLOSURE FOR ANY LENDER’S ENVIRONMENTAL LIABILITY, REGARDLESS OF WHETHER CAUSED BY, OR WITHIN THE CONTROL OF, THE BORROWER AND EACH GUARANTOR OR SUCH SUBSIDIARY UNLESS, AFTER SUCH FORECLOSURE OR DEED IN LIEU OF FORECLOSURE, SUCH AGENT OR LENDER HAS CAUSED SUCH ENVIRONMENTAL LIABILITY AND FURTHER EXCLUDING CLAIMS THAT RESULT FROM ACTIONS TAKEN BY A PERSON (OTHER THAN THE BORROWER OR ANY AFFILIATES OF THE BORROWER) AFTER SUCH FORECLOSURE OR DEED IN LIEU THEREOF.

10.9

Communications Via Internet.  The Borrower and each Guarantor hereby authorize the Administrative Agent and each other Agent and each Lender and their respective counsel, engineers and advisors to communicate and transfer documents and other information (including, without limitation, confidential information) concerning this transaction or the Borrower and its Subsidiaries and the Property or the business affairs of the Borrower and its Subsidiaries via the Internet or other electronic communication without regard to the lack of security of such communications.

10.10

USA Patriot Act Notice Public Material.  Each Lender hereby notifies the Borrower and each Guarantor that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower and such Guarantor, which information includes the name and address of the Borrower and such Guarantor, as applicable, and other information that will allow such Lender to identify the Borrower and such Guarantor in accordance with the Act.  The Borrower and each of its Subsidiaries agrees promptly to comply with each such request.

The Borrower and each Guarantor hereby acknowledge that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower or each Guarantor hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public side” Lenders (i.e., Lenders that do not wish to receive material non public information with respect to the Borrower, any Guarantor or their securities) (each, a “Public Lender”).  The Borrower and each Guarantor hereby agrees that (w) all Borrower Materials (other than SEC Reports) that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (x) by marking Borrower Materials “PUBLIC,” the Borrower and each Guarantor shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as either publicly available information or not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or such Guarantor or their securities for purposes of United States Federal and state securities laws; (y) all SEC Reports and all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials (other than SEC Reports) that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” The Borrower and each Guarantor shall be in compliance with all requirements to deliver information under this Agreement if they have made such information available to the Administrative Agent and, to the extent required, Lenders other than Public Lenders, and the failure of Public Lenders to receive information made available to other Lenders shall not result in any breach of this Agreement.

10.11

EXCULPATION PROVISIONS.  EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY.  EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”

10.12

Increased Cost and Reduced Return.

10.12.1

If on or after the date hereof, in the case of any Loan, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Administrative Agent or any other Agent or any Lender (or its Lending Installation) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Administrative Agent or any other Agent or any Lender (or its Lending Installation) and the result of any of the foregoing is to reduce the amount of any sum received or receivable by the Administrative Agent or any other Agent or Lender (or its Lending Installation) under this Agreement with respect thereto, by an amount reasonably deemed by the Administrative Agent or any other Agent or Lender to be material, then, within fifteen (15) days after demand by the Administrative Agent or any other Agent or Lender (with a copy to the Administrative Agent), the Borrower and each Guarantor, jointly and severally, shall pay to the Administrative Agent or any other Agent or Lender such additional amount or amounts as will compensate the Administrative Agent or any other Agent or Lender for such increased cost or reduction.

10.12.2

If the Administrative Agent or any other Agent or any Lender shall have reasonably determined that, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any such rule or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of the Administrative Agent or any other Agent or any Lender as a consequence of the Administrative Agent’s, any other Agent’s or Lender’s obligations hereunder to a level below that which the Administrative Agent or any other Agent or any Lender could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by the Administrative Agent or any other Agent or any Lender to be material, then from time to time, within fifteen (15) days after demand by the Administrative Agent or any other Agent or any Lender (with a copy to the Administrative Agent), the Borrower and each Guarantor, jointly and severally, shall pay to the Administrative Agent or any other Agent or any Lender such additional amount or amounts as will compensate the Administrative Agent or any other Agent or any Lender for such reduction.

10.12.3

Each Lender, the Administrative Agent or any other Agent will promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle the Administrative Agent or any other Agent or Lender to compensation pursuant to this Section and will designate a different Lending Installation if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole judgment of the Administrative Agent or any other Agent or Lender, as the case may be, be otherwise disadvantageous to the Administrative Agent or any other Agent or Lender.  A certificate of the Administrative Agent or any other Agent or Lender, as the case may be, claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error.  In determining such amount, the Administrative Agent or any other Agent or Lender, as the case may be, may use any reasonable averaging and attribution methods.

10.13

Taxes.

10.13.1

For the purpose of Section 10.13, the following terms have the following meanings:

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings with respect to any payment by the Borrower or any Guarantor pursuant to this Agreement or under any other Loan Document, and all penalties and interest with respect thereto, excluding (a) in the case of each Lender and the Administrative Agent or any other Agent, taxes imposed on its income, and franchise or similar taxes imposed on it, by a jurisdiction under the laws of which such Lender or the Administrative Agent or any other Agent (as the case may be) is organized or in which its principal executive office is located, in which its Lending Installation is located or in which it would be subject to tax due to some connection other than that created by this Agreement and (b) in the case of each Lender, any United States withholding tax at the time such Lender first becomes a party to this Agreement.

“Other Taxes” means any present or future stamp or documentary taxes and any other excise or property taxes, or similar charges or levies and all penalties and interest with respect thereto, which arise from the making of any payment pursuant to this Agreement or under any other Loan Document or from the execution or delivery of this Agreement or any other Loan Document.

10.13.2

Any and all payments by the Borrower or any Guarantor to or for the account of any Lender or the Administrative Agent hereunder or under any other Loan Document shall be made without deduction for any Taxes or Other Taxes; provided that, if the Borrower or any Guarantor shall be required by law to deduct any Taxes or Other Taxes from any such payments, the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under Section 10.12) such Lender or the Administrative Agent or any other Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (a) the Borrower or such Guarantor shall make such deductions, (b) the Borrower or such Guarantor shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (c) the Borrower or such Guarantor shall furnish to the Administrative Agent the original or a certified copy of a receipt evidencing payment thereof.

10.13.3

The Borrower and each Guarantor, jointly and severally, agree to indemnify each Lender, the Administrative Agent and any other Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes on amounts payable under this Section) paid by such Lender or the Administrative Agent or any other Agent (as the case may be).  This indemnification shall be paid within fifteen (15) days after such Lender or the Administrative Agent or any other Agent (as the case may be) makes appropriate demand �herefore.

10.13.4

At least five (5) Business Days prior to the first date on which interest or fees are payable hereunder for the account of any Lender, each Lender that is not incorporated under the laws of the United States of America, or a state thereof, agrees that it will deliver to each of the Borrower and the Administrative Agent two duly completed copies of United States Internal Revenue Service Form W-8 BEN or W-8 ECI or W-8 IMY or W-8 EXP or such other form as may be applicable and allowable under the Internal Revenue Code and the regulations thereunder (collectively, a “Withholding Form”), certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes.  Each Lender which so delivers a Withholding Form further undertakes to deliver to each of the Borrower and the Administrative Agent two additional copies of such form (or a successor form) on or before the date that such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent Withholding Form so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrower or the Administrative Agent, in each case certifying that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such Withholding Forms inapplicable or which would prevent such Lender from duly completing and delivering any such Withholding Form with respect to it and such Lender advises the Borrower and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

10.13.5

For any period with respect to which a Lender has failed to provide the Borrower or the Administrative Agent with the appropriate form pursuant to Section 10.13.4 (unless such failure is due to a change in treaty, law or regulation occurring subsequent to the date on which such form originally was required to be provided which renders all such Withholding Forms inapplicable or which would prevent such Lender from duly completing and delivering any such Withholding Form with respect to it), such Lender shall not be entitled to indemnification under Section 10.13.2 or 10.13.3 with respect to Taxes imposed by the United States; provided that if a Lender, which is otherwise exempt from or subject to a reduced rate of withholding tax, becomes subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps (at the expense of such Lender) as such Lender shall reasonably request to assist such Lender to recover such Taxes.

10.13.6

If the Borrower or any Guarantor is required to pay additional amounts to or for the account of any Lender pursuant to Section 10.13, then such Lender will change the jurisdiction of its Lending Installation if, in the judgment of such Lender, such change (i) will eliminate or reduce any such additional payment which may thereafter accrue and (ii) is not otherwise disadvantageous to such Lender in its sole judgment.

10.13.7

The Obligations of Borrower and each Guarantor under this Section shall survive the payment of the Obligation and the assignment of any right hereunder.

10.14

Collateral Matters; Hedging Agreements.   The benefit of the Security Documents and of the provisions of this Agreement relating to the Collateral shall also extend to and be available to those Lenders or their Affiliates which are counterparties to the Hedging Agreements on a pro rata basis in respect of any Hedging Agreement Obligations of Borrower or any of its Subsidiaries, whether or not such Person is a Lender at the time of entering into the Hedging Agreement or remains a Lender hereunder; provided that it is the intention of the Lenders that receipt of payment in respect of Hedging Agreement Obligations of Borrower and its Subsidiaries under any Hedging Agreement with a Lender or any Affiliate of a Lender from realization of any Collateral, shall be subject to the terms of the Intercreditor Agreement and the Security Documents.  Any Person which is not a signatory to the Credit Agreement which is seeking to benefit from this Section or any of the Security Documents acknowledges and agrees that the Administrative Agent has entered into the Intercreditor Agreement and the Security Documents on behalf of such Person, the Agents, Lenders and Affiliates thereof, and by their acceptance of the benefits of the Security Documents hereby agrees to be bound by the terms of this Agreement, the Intercreditor Agreement and such Security Documents, acknowledges receipt of copies of the Intercreditor Agreement and such Security Documents and consents to the rights, powers, remedies, indemnities and exculpations given to the Administrative Agent thereunder.

10.15

Intercreditor Agreement; Loan Documents.  Each Lender acknowledges and agrees that the Administrative Agent has entered into the Intercreditor Agreement and the Security Documents on behalf of itself, any other Agents, if any, and Lenders, and each of them (by their signature hereto or acceptance of the benefits of the Security Documents) hereby agrees to be bound by the terms of the Intercreditor Agreement and such Security Documents, acknowledge receipt of copies of the Intercreditor Agreement and such Security Documents and consents to the rights, powers, remedies, indemnities and exculpations given to the Administrative Agent thereunder.  For so long as the Intercreditor Agreement shall be in effect, the terms and conditions of this Agreement and the other Loan Documents are subject to the terms of the Intercreditor Agreement.  In the event of any inconsistency between this Agreement or any other Loan Document and the terms of the Intercreditor Agreement, the Intercreditor Agreement shall control.  In the event of any inconsistency between this Agreement and the terms of any other Loan Document (other than the Intercreditor Agreement), this Agreement shall control.

10.16

Arranger and other Agents.  None of the Persons identified on the facing page or the signature pages of this Agreement as the “Lead Arranger and Sole Book Runner” or as an Agent (other than the Administrative Agent) shall have any right, power, obligation, liability, responsibility or duty under this Agreement or any other Loan Document other than, except in the case of the Arranger, those applicable to all Lenders as such.  Without limiting the foregoing, none of the Arranger or any Agent (other than the Administrative Agent) shall have or be deemed to have any fiduciary relationship with any Lender or Borrower or any of its Subsidiaries.  Borrower and each Lender acknowledges that it has not relied, and will not rely, on any of the Arranger or any Agent (other than the Administrative Agent) in deciding to enter into this Agreement or in taking or not taking any action hereunder or under the Loan Documents.

10.17

Ratification of Loan Documents.  Each of the Administrative Agent, the Borrower and each Guarantor hereby ratifies and affirms its obligations under the Loan Documents (as amended, restated or otherwise modified on the Effective Date), each of which (as amended, restated or otherwise modified on the Effective Date) shall continue in full force and effect.  The Loan Parties represent and warrant that the Existing Debt is owing pursuant to the Loan Documents and is not subject to any counterclaim, reduction or setoff.

ARTICLE XI

AGENTS

11.1

Appointment.  Wayzata Investment Partners LLC has been appointed Administrative Agent hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Administrative Agent to act as the Administrative Agent of such Lender.  The Administrative Agent or any other Agent agree to act as such upon the express conditions contained in this Article XI.  The Administrative Agent or any other Agent shall have no fiduciary relationship in respect of any Lender by reason of this Agreement or any other Loan Document.

11.2

Powers of the Agents.  The Administrative Agent and any other Agents shall have and may exercise such powers under the Loan Documents as are specifically delegated to them by the terms of each thereof, together with such powers as are reasonably incidental thereto.  The Administrative Agent and any other Agents shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by them.

11.3

General Immunity.  Neither the Administrative Agent or any other Agent nor any of their directors, officers, agents or employees shall be liable to any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith (INCLUDING ANY OF THE FOREGOING ARISING FROM THE SOLE OR CONCURRENT NEGLIGENCE OF THE ADMINISTRATIVE AGENT, SUCH OTHER AGENT OR SUCH DIRECTORS, OFFICERS, ADMINISTRATIVE AGENTS OR EMPLOYEES), unless such action or omission arises from the gross negligence or willful misconduct of the Administrative Agent, such other Agent or such directors, officers, agents or employees.

11.4

No Responsibility for Loans, Recitals, etc.  Neither the Administrative Agent or any other Agent nor any of their respective directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by the Borrower or any Guarantor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in Article V; or (iv) the validity, effectiveness or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith.

11.5

Action on Instructions of Lenders.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Lenders or the Required Lenders, as the case may be, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.  The Administrative Agent and any other Agents shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

11.6

Employment of Agents and Counsel.  The Administrative Agent and any other Agent may execute any of their respective duties hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be responsible to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care.  The Administrative Agent and any other Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder and under any other Loan Document.

11.7

Reliance on Documents, Counsel.  The Administrative Agent and any other Agent shall be entitled to rely upon any notice, consent, certificate, affidavit, letter, telegram, electronic transmission, facsimile, e-mail, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper Person, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent.

11.8

Reimbursement and Indemnification of Agents.  The Lenders agree to REIMBURSE and INDEMNIFY the Administrative Agent and each other Agent on a current basis ratably in proportion to their Percentage Shares (a) for any amounts not reimbursed by the Borrower or any Guarantor for which such Agent is entitled to reimbursement by the Borrower or any Guarantor under the Loan Documents, and (b) for any other expenses incurred by such Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents.  The Lenders also agree to REIMBURSE and INDEMNIFY the Administrative Agent, each other Agent on a current basis ratably in proportion to their Percentage Shares for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents (INCLUDING, WITHOUT LIMITATION, ANY OF THE FOREGOING ARISING OUT OF THE NEGLIGENCE, WHETHER SOLE OR CONCURRENT, OF SUCH AGENT), provided that no Lender shall be liable to such Agent for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of such Agent.  The obligations of the Lenders under this Section 11.8 shall survive payment of the Obligations and termination of this Agreement.

11.9

Rights as a Lender.  The Administrative Agent and each other Agent shall have the same rights and powers hereunder and under any other Loan Document as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall, unless the context otherwise indicates, include each Agent in its individual capacity.  The Administrative Agent, each other Agent and each other Lender may accept deposits from, lend money or otherwise extend credit to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Affiliates unless the Borrower or such Affiliate is specifically restricted hereunder.  Neither the Administrative Agent or any other Agent, in its individual capacity, is obligated to remain a Lender hereunder.

11.10

Lender Credit Decision.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Agent or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

11.11

Successor Agent.  The Administrative Agent and any other Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Agent or, if no successor Agent has been appointed, forty-five days after the retiring Agent gives notice of its intention to resign.  Upon any such resignation, the remaining Lenders by majority in interest shall have the right to appoint, with the approval of the Borrower if no Default then exists hereunder, which approval will not be unreasonably withheld or delayed, on behalf of the Borrower and the Lenders, a successor Agent.  If no successor Agent shall have been so appointed by the Lenders with a majority in interest within thirty (30) days after the resigning Agent’s giving notice of its intention to resign, then the resigning Agent may appoint, on behalf of the Borrower and the Lenders, a successor Agent.  If any Agent has resigned or been removed and no successor Agent has been appointed, the Lenders may perform all the duties of such Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders.  No successor Agent shall be deemed to be appointed hereunder until such successor Agent has accepted the appointment.  Upon the acceptance of any appointment as an Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Agent.  Upon the effectiveness of the resignation or removal of any Agent, the resigning or removed Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents.  After the effectiveness of the resignation or removal of an Agent, the provisions of this Article XI shall continue in effect for the benefit of such Agent in respect of any actions taken or omitted to be taken by it while it was acting as an Agent hereunder and under the other Loan Documents.

11.12

Applicable Parties.  The provisions of this Article are solely for the benefit of the Administrative Agent, any other Agents and the Lenders, and, except with respect to the appointment of a successor Agent, the Borrower shall not have any rights as a third party beneficiary or otherwise under any of the provisions of this Article.  In performing functions and duties hereunder and under the other Loan Documents, each of the Administrative Agent and any other Agent shall each act solely as the contractual agent of the Lenders and does not assume, nor shall either of them be deemed to have assumed, any obligation or relationship of trust or agency with or for the Borrower or any legal representative, successor, and assign of the Borrower.

ARTICLE XII

SET-OFF; RATABLE TREATMENTS

12.1

Set-off.  In addition to, and without limitation of, any rights of the Lenders under applicable law, if any Event of Default occurs and is continuing, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Debt at any time held or owing by any Lender or any Affiliate thereof to or for the credit or account of the Borrower or any Guarantor may be offset and applied toward the payment of the Obligations, whether or not the Obligations, or any part hereof, shall then be due.  Each Lender or Affiliate thereof making such an offset and application shall give the Borrower and the other Lenders written notice of such offset and application promptly after effecting it.

12.2

Ratable Treatments; Adjustments.

12.2.1

Except to the extent otherwise expressly provided herein, (a) each payment by the Borrower or any Guarantor, as applicable, of fees payable to the Lenders shall be made for the account of the Lenders pro rata in accordance with their Percentage Shares, (b) each payment of principal of Loans shall be made for the account of the Lenders pro rata in accordance with the principal balances of their Loans, and (c) each payment of interest on the Loans shall be made for the account of the Lenders pro rata in accordance with their respective shares of the aggregate amount of interest due and payable to the Lenders under the Loans.

12.2.2

The Administrative Agent shall distribute all payments with respect to the Obligations to the Lenders promptly upon receipt in like funds as received.  In the event that any payments made hereunder by the Borrower or any Guarantor at any particular time are insufficient to satisfy in full the Obligations due and payable at such time, such payments shall be applied (a) first, to fees and expenses due pursuant to the terms of this Agreement or any other Loan Document, (b) second, to accrued interest, (iii) third, to the principal of the Loans, and (iv) last, to any other Obligations.

12.2.3

If any Lender (for purposes of this Section, a “Benefited Lender”) shall at any time receive any payment of all or part of its portion of the Obligations, or receive any Collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8.1.4 or 8.1.5, or otherwise) in an amount greater than such Lender was entitled to receive pursuant to the terms hereof, such Benefited Lender shall purchase for cash from the other Lenders such portion of the Obligations of such other Lenders, or shall provide such other Lenders with the benefits of any such Collateral or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such Collateral or proceeds with each of the Lenders according to the terms hereof.  If all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded and the purchase price and benefits returned by such Lender, to the extent of such recovery, but without interest.  The Borrower and each Guarantor agrees that each such Lender so purchasing a portion of the Obligations of another Lender may exercise all rights of payment (including rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.  If any Lender ever receives, by voluntary payment, exercise of rights of set-off or banker’s lien, counterclaim, cross-action or otherwise, any funds of the Borrower or any Guarantor to be applied to the Obligations, or receives any proceeds by realization on or with respect to any Collateral, all such funds and proceeds shall be forwarded immediately to the Administrative Agent for distribution in accordance with the terms of this Agreement.

ARTICLE XIII

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

13.1

Successors and Assigns.  The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower, each Guarantor, each other Subsidiary of the Borrower, the Administrative Agent, any other Agents and the Lenders and their respective successors and assigns, except that (a) the Borrower and each Guarantor shall not have any right to assign its rights or obligations under the Loan Documents and (b) any assignment by any Lender must be made in compliance with Section 13.3.  Notwithstanding clause (a) of this Section 13.1, any Lender may at any time, without the consent of the Borrower, any Guarantor or the Administrative Agent, assign all or any portion of its rights under this Agreement and its Note, if any, to a Federal Reserve Bank or an Affiliate of a Lender or an Approved Fund.  Any assignee by executing an Assignment and Assumption agrees by acceptance thereof to be bound by all the terms and provisions of the Loan Documents.  The Administrative Agent, acting for this purpose as an agent of the Borrower and each Guarantor, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders and amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent clearly demonstrable error, and the Borrower, each Guarantor and each of the Administrative Agent and each Lender may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender or any of the Agents, at any reasonable time and from time to time upon reasonable prior notice.

13.2

Participations; Voting Rights; Set-offs by Participants.

13.2.1

Any Lender may, in accordance with applicable law, at any time sell to one or more banks or other entities (“Participants”) participating interests in any Loan owing to such Lender, any Note held by such Lender or any other interest of such Lender under the Loan Documents.  In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the holder of any such Loan for all purposes under the Loan Documents, all amounts payable by the Borrower and each Guarantor under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.

13.2.2

Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Loan in which such Participant has an interest which forgives principal, interest or fees or reduces the interest rate or fees payable with respect to any such Loan, or postpones any date fixed for any regularly-scheduled payment of principal of, or interest or fees on, any such Loan.

13.2.3

The Borrower and each Guarantor agree that each Participant shall be deemed to have the right of set-off provided in Section 12.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, and each Lender shall retain the right of set-off provided in Section 12.1 with respect to the amount of participating interests sold to each Participant.  The Lenders agree to share with each Participant, and each Participant, by exercising the right of set-off provided in Section 12.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of set-off, such amounts to be shared in accordance with Section 12.2 as if each Participant were a Lender.

13.3

Assignments.

13.3.1

Any Lender may, in accordance with applicable law, at any time assign to one or more banks or other entities (“Purchasers”) all or any part of its rights and obligations under the Loan Documents by completing and executing an Assignment and Assumption.  The consent of the Borrower and the Administrative Agent, which consents shall not be unreasonably withheld or delayed, shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender or an Affiliate of a Lender or an Approved Fund; except that, if a Default has occurred and is continuing, the consent of the Borrower shall not be required. Each such assignment shall (unless it is to a Lender or an Affiliate thereof, or each of the Borrower and the Administrative Agent otherwise consents) be in an amount not less than the lesser of (i) $5,000,000 or (ii) the remaining amount of the assigning Lender’s Loans (calculated as at the date of such assignment).

13.3.2

Upon (a) execution of such Assignment and Assumption by the Administrative Agent or, in circumstances where the consent of the Administrative Agent is not required, the delivery to the Administrative Agent of the Assignment and Assumption, fully completed and executed, and (b) unless waived by the Administrative Agent, payment of a $3,500 processing fee to the Administrative Agent for its sole account for processing such Assignment and Assumption, such Assignment and Assumption shall become effective on the effective date specified in such Assignment and Assumption.  The Assignment and Assumption shall contain a representation by the Purchaser to the effect that none of the consideration used to purchase the Loans under the applicable Assignment and Assumption are “plan assets” as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be “plan assets” under ERISA.  On and after the effective date of such Assignment and Assumption, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower, the Lenders or the Administrative Agent shall be required to release the transferor Lender with respect to the Loans assigned to such Purchaser.  Upon the consummation of any assignment to a Purchaser pursuant to this Section 13.3.2, the transferor Lender, the Administrative Agent and the Borrower shall, if requested, make appropriate arrangements so that replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser reflecting such assignment.

13.4

Dissemination of Information.  The Borrower and each Guarantor authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Borrower and its Subsidiaries.

13.5

Tax Treatment.  If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 10.13.4.

13.6

Disclosure of Information.  Notwithstanding any of the other provisions of this Agreement or the other Loan Documents, the Administrative Agent and any other Agents and each Lender (and each employee, representative, or other agent of the Administrative Agent and each such Lender) may disclose to any and all Persons, without limitation of any kind, the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Administrative Agent, any other Agents or the Lenders relating to such tax treatment and tax structure; provided that, with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this authorization shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the Loans and transactions contemplated hereby.

ARTICLE XIV

NOTICES

14.1

Notices.  Except as otherwise specifically permitted herein, all notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party: (a) in the case of the Borrower, each Guarantor or the Administrative Agent, at its address or facsimile number set forth on the signature pages hereof, (b) in the case of any Lender, at its address or facsimile number set forth on the signature pages hereof or in any Assignment and Assumption which has become effective pursuant to Article XIII or (c) in the case of any party, at such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Borrower in accordance with the provisions of this Section 14.1.  Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received (the receipt thereof shall be deemed to have been acknowledged upon the sending Person’s receipt of its facsimile machine’s confirmation of successful transmission; provided that if the day on which such facsimile is received in not a Business Day or is after 4:00 p.m. on a Business Day, then the receipt of such facsimile shall be deemed to have been acknowledged on the next following Business Day), (ii) if given by mail, three (3) Business Days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, or (iii) if given by any other means, when delivered (or, in the case of electronic transmission, received) at the address specified in this Section; except that notices to the Administrative Agent under Article II shall not be effective until received by the Administrative Agent.

14.2

Change of Address.  The Borrower, each Guarantor, the Administrative Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

ARTICLE XV

COUNTERPARTS

15.1

Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.  This Agreement shall become effective at such time as the counterparts hereof which, when taken together, bear the signature of the Borrower, each Guarantor, the Administrative Agent and each Lender, shall be delivered to the Administrative Agent.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic means shall be effective as a delivery of a manually executed counterpart of this Agreement.

15.2

ENTIRE AGREEMENT.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS CONSTITUTE THE ENTIRE AGREEMENT BETWEEN THE PARTIES HERETO WITH RESPECT TO THE SUBJECT HEREOF AND THEREOF AND SHALL SUPERSEDE ANY PRIOR AGREEMENT BETWEEN THE PARTIES HERETO, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT HEREOF OR THEREOF.  FURTHERMORE, IN THIS REGARD, THIS AGREEMENT  REPRESENTS THE FINAL AGREEMENT AMONG THE PARTIES THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF SUCH PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG SUCH PARTIES.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Borrower, each Guarantor, the Lenders and the Administrative Agent have executed this Agreement as of the date first above written.

BORROWER:

SARATOGA RESOURCES, INC.

By: /s/_____________________________________
Name: Thomas F. Cooke
Title:   Chairman and Chief Executive Officer

Address:

7500 San Felipe, Suite 675
Houston, Texas 77063
Attention: President

Telephone: (713) 458-1560
Telecopy:   (713) 458-1561
E-mail: aclifford@saratogaresources.net

[SIGNATURE PAGE TO SARATOGA RESOURCES, INC. AMENDED AND RESTATED CREDIT AGREEMENT]

GUARANTORS:

HARVEST OIL AND GAS, LLC

By: /s/_____________________________________
Name: Thomas F. Cooke
Title:    Operating Manager

Address:

67201 Industry Lane
Covington, Louisiana  70433
Attention: President

Telephone: (512) 478-5717
Telecopy:   (512) 445-2365
E-mail: aclifford@saratogaresources.net

With a copy to:

7500 San Felipe, Suite 675
Houston, Texas 77063
Attention: President

[SIGNATURE PAGE TO SARATOGA RESOURCES, INC. AMENDED AND RESTATED CREDIT AGREEMENT]

THE HARVEST GROUP LLC

By: /s/ _____________________________________
Name: Thomas F. Cooke
Title:   Operating Manager

Address:

67201 Industry Lane
Covington, Louisiana  70433
Attention: President

Telephone: (512) 478-5717
Telecopy:   (512) 445-2365
E-mail: aclifford@saratogaresources.net

With a copy to:

7500 San Felipe, Suite 675
Houston, Texas 77063
Attention: President

LOBO OPERATING, INC.

By: /s/______________________________________
Name: Thomas F. Cooke
Title:   President

Address:

7500 San Felipe, Suite 675
Houston, Texas 77063
Attention: President

Telephone: (713) 458-1560
Telecopy:   (713) 458-1561
E-mail: aclifford@saratogaresources.net

[SIGNATURE PAGE TO SARATOGA RESOURCES, INC. AMENDED AND RESTATED CREDIT AGREEMENT]

LOBO RESOURCES, INC.

By: /s/______________________________________
Name: Thomas F. Cooke
Title:   President

Address:

7500 San Felipe, Suite 675
Houston, Texas 77063
Attention: President

Telephone: (713) 458-1560
Telecopy:   (713) 458-1561
E-mail: aclifford@saratogaresources.net

[SIGNATURE PAGE TO SARATOGA RESOURCES, INC. AMENDED AND RESTATED CREDIT AGREEMENT]

ADMINISTRATIVE AGENT

WAYZATA INVESTMENT PARTNERS LLC

By:  /s/___________________________________
Name:
Title:    Authorized Signatory

Address:

701 East Lake Street, Suite 300
Wayzata, Minnesota 55391
Attention: Raphael Wallander

Telephone: (952) 345-0727
Telecopy:  (952) 345-8901
E-mail: rwallander@wayzpartners.com

and

Attention:  Linda Gans
Telephone: (952) 345-0718
Telecopy: (952) 345-8901
E-mail: lgans@wayzpartners.com

With a copy to:

Vinson & Elkins L.L.P.
2001 Ross Ave., Suite 3700
Dallas, Texas 75201
Attention: James A. Markus

Telephone: (214) 220-7836
Telecopy:  (214) 999-7836
E-mail: jmarkus@velaw.com

[SIGNATURE PAGE TO SARATOGA RESOURCES, INC. AMENDED AND RESTATED CREDIT AGREEMENT]

LENDER:

WAYZATA OPPORTUNITIES FUND II, L.P., as a Lender
By:  WOF II GP, L.P., its General Partner
By:  WOF II GP, LLC, its General Partner

By:  /s/____________________________________
Name:
Title:    Authorized Signatory

Address:

701 East Lake Street, Suite 300
Wayzata, Minnesota 55391
Attention: Raphael Wallander
Telephone: (952) 345-0727
Telecopy:  (952) 345-8901
E-mail: rwallander@wayzpartners.com
Attention: Susan Peterson

Telephone: (952) 345-0716
Telecopy:  (952) 345-8901
E-mail: speterson@wayzpartners.com

With a copy to:

Vinson & Elkins L.L.P.
2001 Ross Ave., Suite 3700
Dallas, Texas 75201
Attention: James A. Markus

Telephone: (214) 220-7836
Telecopy:  (214) 999-7836
E-mail: jmarkus@velaw.com

[SIGNATURE PAGE TO SARATOGA RESOURCES, INC. AMENDED AND RESTATED CREDIT AGREEMENT]

LENDER:

WAYZATA OPPORTUNITIES FUND LLC, as a Lender
By:  Wayzata Investment Partners LLC, its
       Manager

By:  /s/______________________________________
Name:
Title:   Authorized Signatory

Address:

701 East Lake Street, Suite 300
Wayzata, Minnesota 55391
Attention: Raphael Wallander
Telephone: (952) 345-0727
Telecopy:  (952) 345-8901
E-mail: rwallander@wayzpartners.com
Attention: Susan Peterson

Telephone: (952) 345-0716
Telecopy:  (952) 345-8901
E-mail: speterson@wayzpartners.com

With a copy to:

Vinson & Elkins L.L.P.
2001 Ross Ave., Suite 3700
Dallas, Texas 75201
Attention: James A. Markus

Telephone: (214) 220-7836
Telecopy:  (214) 999-7836
E-mail: jmarkus@velaw.com

[SIGNATURE PAGE TO SARATOGA RESOURCES, INC. AMENDED AND RESTATED CREDIT AGREEMENT]